                                                             EXHIBIT 10.6


        Technologies License, Development, Consulting and Collaboration
                                   Agreement


                                    Between


              Auckland UniServices Limited, a New Zealand Company


                                      and


              Pacific Title/Mirage, Inc., a Delaware Corporation



                       Effective as of November 1, 1997

                               TABLE OF CONTENTS

SECTION 1 - DEFINITIONS...........................................................    3
     1.1    Defined Terms.........................................................    3
     1.2    Other Definitions.....................................................    7

SECTION 2 - LICENSE AGREEMENT.....................................................    8
     2.1    Grant of License......................................................    8
     2.2    Sub-licensees.........................................................    9
     2.3    UniServices Exclusion.................................................    9
     2.4    dCMISS................................................................    9
     2.5    Escrow Access.........................................................    9

SECTION 3 - NON-REFUNDABLE LICENSE FEE............................................   10
     3.1    Basic Fee.............................................................   10
     3.2    Taxes.................................................................   10
     3.3    Development Fees......................................................   11

SECTION 4 - DEVELOPMENT SERVICES,
            CONSULTING SERVICES, FEES AND CERTAIN OTHER MATTERS ..................   11
     4.1    Reasonable Efforts and Hunter Guarantee...............................   11
     4.2    Development Services..................................................   12
     4.3    Intellectual Property Rights..........................................   14
     4.4    Consulting Services...................................................   16
     4.5    Development Fee.......................................................   17
     4.6    Joint Ownership of Certain Inventions and Intellectual Property
            Rights, and Trade Secret Infringement and Enforcement Rights
            Generally with Respect to the Licensed and Jointly Owned
            Technologies..........................................................   17
     4.7    Additional Licenses...................................................   22
     4.8    Pacific's Responsibility for its Products and Services................   23

SECTION 5 - DELIVERABLES, ESCROW OF SOURCE CODES..................................   24
     5.1    Delivery..............................................................   24
     5.2    Escrow of Source Code.................................................   25
     5.3    Source Code...........................................................   25
     5.4    Deposit...............................................................   26
     5.5    Default in Development Services.......................................   26

SECTION 6 - EXTENSION.............................................................   27
     6.1    Extension of Development Services.....................................   27
     6.2    Extension of Exclusivity..............................................   28
     6.3    Perpetual Extension of Exclusivity....................................   28

SECTION 7 - TERMINATION................................................... 28
     7.1    Basic Fee Payment Default..................................... 28
     7.2    Development Fee Payment Default............................... 29
     7.3    Intellectual Property Rights.................................. 29
     7.4    Pacific's Separate Technologies............................... 29
     7.5    UniServices Separate Technologies............................. 30

SECTION 8 - WARRANTIES AND GENERAL PROVISIONS............................. 30
     8.1    UniServices Warranties........................................ 30
     8.2    Liability..................................................... 31
     8.3    Indemnity..................................................... 31
     8.4    Services of Professor Hunter.................................. 32
     8.5    No Reverse Engineering........................................ 33

SECTION 9 - ADDITIONAL PROVISIONS......................................... 33
     9.1    Resolution of Disputes........................................ 33
     9.2    Force Majeure................................................. 35
     9.3    Agreement Disapproved or Unenforceable........................ 36
     9.4    Proprietary and Confidential Information...................... 36
     9.5    Patent Perfection, and Copyright Registration................. 37
     9.6    Independent Contractors....................................... 38
     9.7    Time is of the Essence........................................ 39
     9.8    Counterparts.................................................. 39
     9.9    Notice of License and use of UniServices Name................. 40
     9.10   Non Solicitation.............................................. 40
     9.11   Survival...................................................... 40
     9.12   The Plan...................................................... 41
     9.13   Government Requirements and Approvals and Certain Laws........ 41
     9.14   Conflict with Applicable Law.................................. 42
     9.15   Effectiveness Subject to Prior Approval or Registration....... 42

SECTION 10 - MISCELLANEOUS PROVISIONS..................................... 43
     10.1   Waiver........................................................ 43
     10.2   Applicable Law................................................ 43
     10.3   Entire Agreement.............................................. 43
     10.4   Amendment..................................................... 43
     10.5   Non-assignment................................................ 44
     10.6   Agreement Binding............................................. 44
     10.7   Consent to Jurisdiction....................................... 44
     10.8   Waiver of Trial By Jury....................................... 44
     10.9   Headings...................................................... 44
     10.10  Rules of Construction......................................... 45
     10.11  Notices....................................................... 45
     10.12  Remedies...................................................... 45

                 Technologies License, Development, Consulting
                          and Collaboration Agreement


     This Technologies License, Development, Consulting and Collaboration Agreement (the "Agreement") is made effective as of November 1, 1997, by and between Auckland UniServices Limited ("UniServices"), a New Zealand company with its Registered Office at 58 Symonds Street, UniServices House, Level 7, Auckland, New Zealand, and Pacific Title/Mirage, Inc., ("Pacific"), a Delaware corporation having an office and place of business at 5055 Wilshire Blvd., Suite 300, Los Angeles, California, 90036, United States of America.

     Whereas, the University of Auckland (The "University") has a Research Group ("Research Group") with skills in writing computer software and developing computer algorithms. The Research Group has developed certain universal finite element analysis and numerical computation computer software which it has named CMISS, and which may be used for a variety of purposes including, but not limited to, anatomically accurate modelling of organs of the human anatomy. The University has previously assigned all of its Intellectual Property Rights in CMISS to UniServices, and the University has previously agreed to make the Research Group's services available to third parties through UniServices. The Deed of Assignment of Intellectual Property dated February 28, 1997, which is between the University of Auckland and UniServices, which made such assignment, and related correspondence, is attached hereto as Exhibit A. UniServices has previously initiated development on and is continuing to develop a derivative product of CMISS known as "CMISS/animation" which is a customized version of CMISS and which is to be used for creating animated images of all kinds and other Animation Applications (as defined herein).

     Whereas, UniServices and Pacific intend to maintain their respective objectives and interests under this mutual Agreement as close to being parallel as reasonably possible, and to creatively work together to accomplish such intent.

     Whereas, UniServices is in the business of providing services and licensing Intellectual Property Rights arising from research undertaken at the University. UniServices is the owner of all Intellectual Property Rights, including all copyright and trade secret rights relating to CMISS and to CMISS/animation (except for those rights covered by the prior University of California at San Diego software agreement, which is dated March 2, 1998, and is attached hereto as Exhibit B), and UniServices has exclusive access to the Research Group for commercial purposes. UniServices is interested in licensing CMISS/animation to Pacific pursuant to this Agreement.

     Whereas, UniServices also desires to undertake, and Pacific and its Affiliates (as herein defined) may from time to time materially assist UniServices in such undertaking, the management of the development of an animation package, including enhanced or customized versions of CMISS/animation, plus additional software for use in making animated films and for other media technology Animation Applications.

     Whereas, Pacific is in the business of providing subcontract products and services for companies which make films, and in developing software for the entertainment industry and for other Animation Applications. Pacific is interested in working with UniServices to develop CMISS/animation for use in making animated films and for other Animation Applications. Pacific also intends to provide subcontract products and services to its customers who make and sell animated films, and for other Animation Applications and which consist of, relate to or are derived from this animation package, and/or Pacific also intends to market such animation package to the entertainment industry and for other applications. Pacific also intends to make use of the skills, techniques and services of the Research Group to develop CMISS/animation in order to be able to provide such animation package for other Animation Applications.

     Now, therefore, in consideration of the promises contained herein, UniServices and Pacific hereby agree as follows:

                            SECTION 1 - DEFINITIONS
                            -----------------------

     1.1  Defined Terms. The following terms shall have the following defined
          -------------
meanings:

     "Additional Field" shall mean all Animation Applications for use in any
      ----------------
field other than the Entertainment Field, but excluding professional medical, engineering and scientific applications.

     "Affiliate" shall mean as to any specified person, (a) any other person
      ---------
controlling, controlled by or under common control with such specified person,
(b) any officer, director or partner of such specified person, (c) any other person of which such specified person is an officer, employee, agent, director, shareholder or partner or (d) any member of the Family Group of such specified person or of any individual who is an Affiliate of such specified person by reason of clause (a) or (b) of this definition. The term "control," with respect to any person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or a partnership interest, by contract or otherwise. "Family Group" shall mean, as to any individual, such individual's spouse, ancestors, lineal descendants and trusts or partnerships for the benefit of any of the foregoing, provided that all the income beneficiaries and remainderman of any such trust or all partners of any such partnership are such individual's spouse, ancestors or lineal descendants and/or charitable tax-exempt organizations. Without limiting the foregoing definitions, for purposes of this Agreement, Mirage Technologies Limited Partnership, a Massachusetts Limited Partnership, and each of its general partners and Safeguard Scientifics, Inc. shall be treated as Affiliates of Pacific, and the Research Group and the University shall be treated as Affiliates of UniSerivices.

     "Animation Applications" shall mean creating, manipulating, scanning,
      ----------------------
recording, storing, playing, viewing, compressing, decompressing, and transmitting animated images, moving human images, moving organic, inorganic or imaginary images, graphics, any graphic use of images, and visual simulations, in, on, or across any medium now existing or which may be developed in the future, including video tape, computer disks, CD, internet, computer networks, telephone, cable, satellite, wireless networks and other media.

     "CMISS" shall mean all versions of the computer software package and
      -----
related technologies which the Research Group has developed for universal finite element and other numerical analysis techniques for purposes including, but not limited to, simulation and anatomically accurate modelling of organs of the human body and other subjects, all enhancements, extensions and/or Derivative Works of such computer software (except for dCMISS, a software package developed by the University of California at San Diego (herein

"UCSD") and which includes some elements of an early version of CMISS, as licensed by UniServices to UCSD pursuant to the attached Exhibit B).

     "CMISS/animation" shall mean the customized CMISS executable object code
      ---------------
computer software package (including all enhancements, extensions and/or Derivative Works) which contains a subset of CMISS designed specifically for Animation Applications in the Entertainment Field and which may also be used in the Additional Field.

     "Command Files" shall mean, in applications, a set of instructions which is
      -------------
recorded and saved as a text file and can be executed with a single command. When the Command File is executed, the program carries out the instructions. Program users create Command Files to save time by replacing often-used, and sometimes lengthy series of commands with a single command.

     "Derivative Work" and/or "derivative" and/or "derivative work" or "works"
      ---------------
shall mean: (i) for copyrightable or copyrighted material, any modification, correction, addition, extension, upgrade, improvement, compilation, abridgement, or other form in which an existing work may be recast, transformed, or adapted;
(ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, or copyright rights, any new material derived from such existing trade secret or copyright material, and including new material which may be protected by copyright, patent, and/or trade secret or confidentiality agreements or covenants.

     "Development Services" shall mean the services described in Section 4
      --------------------
hereof, other than the Consulting Services defined in Section 4.4 hereof, and which are to be performed by

UniServices and the University's Research Group, as provided herein, or are to be performed jointly by either such parties pursuant to this Agreement and with Pacific or any of its Affiliates.

     "Enhancement" or "enhancement" shall mean the addition of functionalities,
      ----------------------------
functional attributes, or interface means to CMISS/animation or other software package subject to this Agreement and which did not previously exist.

     "Entertainment Field" shall mean: (1) Film Making, and (2) Animation
      -------------------
Applications for use in the entertainment field, but excluding professional medical, engineering and scientific applications.


     "Film Making" shall mean recording sequences of pictures or images and/or
      -----------
sound and/or information or data which may be read or observed or heard on film, video tape or any other media.

     "Intellectual Property Rights" or "Intellectual Property Ownership Rights"
      ----------------------------      --------------------------------------
shall mean the copyright, patent, trade secret, or other confidential software package or other data or technologies or other items placed under development or developed pursuant to this Agreement, and including any Source Code or executable object code, and all Enhancements, extensions and Derivative Works thereof, and whether related to then pending or subsequently filed patent and/or copyright or other applications, continuations in part, reissues, adaptations, modifications, or other valuable or invaluable technology developed hereunder for the Entertainment Field or for the Additional Field.

     "Jointly Owned Inventions and/or Jointly Owned Intellectual Property
      -------------------------------------------------------------------
Rights" shall mean all enhancements, extensions and/or Derivative Works of
------
CMISS/animation or any other software package developed hereunder to the extent Pacific or any of its Affiliates has made a joint and material contribution to the Development Services performed by UniServices or its Affiliates for the applicable executable object code computer software package or other significant technological component of such software package (excluding CMISS, CMISS/animation and dCMISS, which was previously licensed by UniServices to UCSD). The payment by Pacific to UniServices of Development Fees pursuant to this Agreement shall not by itself alone constitute a joint and material contribution to such Development Services. To avoid any misunderstandings, CMISS and CMISS/animation shall never be considered "Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights" because they are now owned and are in the future to be owned solely by UniServices.

     "Person" or "person" shall mean corporations, trusts, partnerships, whether
      ------      ------
limited or general, limited liability companies, individuals and other entities or organizations of every kind whatsoever, and without limitation.

     "Research Group" shall mean the Research Group at The University of
      --------------
Auckland currently headed by Professor Peter Hunter and currently comprising a total of approximately 10 persons including Dr. Andrew Pullan, Dr. Poul Nielsen, Dr. David Bullivant and their graduate students, post doctoral fellows and programmers within the Department of Engineering Science at The University of Auckland, 20 Symonds Street, Auckland, New Zealand and its membership as it may change from time to time.

     1.2  Other Definitions. Other words and phrases may be defined elsewhere in
          -----------------
this Agreement, either by quotation marks within a parentheses, such as, for example, the phrase Initial Term in Section 4.1 hereof, or by reference to their context or usage within this Agreement and its Exhibits, or by reference to the latest edition of Webster's Dictionary

                         SECTION 2 - LICENSE AGREEMENT
                         -----------------------------

     2.1  Grant of License. Subject to the terms and conditions of this
          ----------------
Agreement, UniServices grants to Pacific a universe wide, without geographic limitation, as the universe is now known or as it may be hereafter discovered, royalty-free license, but limited to the Entertainment Field and the Additional Field, to use, make, have made, employ, import, export, and exploit in any other commercially reasonable manner to its full commercial potential, and to reproduce, [adapt, modify,] distribute, perform, and display CMISS/animation, and to grant to sub-licensees the limited right to use CMISS/animation within the Entertainment Field and/or within the Additional Field in accordance with the terms and conditions of this Agreement. This license shall be exclusive and in perpetuity for the Entertainment Field, and shall be exclusive for a period of five years for the Additional Field, subject to the extension of such exclusivity period as provided in Section 6 hereof. The licenses granted herein to Pacific from UniServices do not transfer ownership to Pacific in any Intellectual Property Rights in dCMISS, CMISS or CMISS/animation (including any enhancements, extensions and/or Derivative Works thereof.) In addition, the licenses granted herein to Pacific from UniServices do not provide Pacific with any ownership or access to the Source Code of dCMISS, CMISS, or CMISS/animation (including any enhancements, extensions and/or Derivative Works thereof), except, as to access and use only pursuant to the terms and conditions hereof and of such Escrow Agreement -- but not as to ownership, to the extent of the release thereof from the Preferred Escrow Agreement pursuant to the terms and conditions hereof and of such Escrow Agreement.

     Pacific shall provide a detailed annual written notice to UniServices during the month of November of each year and commencing in November 1998, as to all sublicenses then in effect for CMISS/animation with Pacific's customers, or other third parties, and which notice shall provide the term of each sublicense, and the name, address, telephone and facsimile numbers of the parties thereto, and such other information as Pacific may reasonably determine from time to time.

     The words [adapt, modify] as used in this Agreement are in brackets since such words would apply hereunder only if the Source Code is released from escrow pursuant to this Agreement since at that time the adaption and modification rights may be needed by Pacific for copyright purposes.

     2.2  Sub-licensees.  Pacific agrees that any sub-license it grants to any
          -------------
third party pursuant to this Agreement shall be subject to the terms and conditions of this Agreement.

     2.3  UniServices Exclusion.  Unless terminated pursuant to Section 7
          ---------------------
hereof, UniServices shall not license or make use of dCMISS, CMISS, or CMISS/animation or any Enhancement or Derivative Work of any thereof for the Entertainment Field in perpetuity, or for the Additional Field so long as the license granted herein is maintained pursuant hereto as an exclusive license in the Additional Field.

     2.4  dCMISS.  UniServices agrees and covenants that the use of
          ------
CMISS/animation by Pacific and its sublicensees will not infringe on any rights of UCSD in dCMISS, and will not require any royalty, fee or other amount to be paid to UCSD, or its successors or assigns, and UniServices hereby indemnifies and holds Pacific harmless from any loss or damage it may incur in such regard as the result of the breach of this covenant.

     2.5  Escrow Access.  Pacific agrees and covenants that no sublicensee of
          -------------
Pacific shall obtain access, whether directly or indirectly, to the Source Codes which are held in escrow pursuant to Exhibit C of this Agreement.


                    SECTION 3 - NON-REFUNDABLE LICENSE FEE
                    --------------------------------------

     3.1  Basic Fee.  Pacific agrees to pay UniServices a non-refundable license
          ---------
fee (herein the "Basic Fee") of One Million Dollars ($1,000,000.00) in US currency in installments, as follows:

          a) Eighty-Seven Thousand Five Hundred Dollars ($87,500) upon signing this Agreement;

          b) an additional total of seven (7) payments of Eighty-Seven Thousand Five Hundred Dollars ($87,500) each, the first such payment to be due and payable on or before January 31, 1998, and each additional such payment to be due and payable at the end of each subsequent quarter annual period through to and including July 31, 1999; and

          c) an additional four payments of Seventy-Five Thousand Dollars ($75,000) each, the first such payment to be due and payable on October 31, 1999, and at the end of each subsequent quarter annual period thereafter through to and including July 31, 2000.

     3.2  Taxes.  To the extent required by then Applicable Law, and from time
          -----
to time, Pacific shall be responsible for withholding and forwarding to the relevant taxing authorities located within the United States of America, on behalf of UniServices, any local, state and federal taxes imposed by any Federal, State or local United States taxing authority in connection with this Agreement and the payments to be made to UniServices hereunder. UniServices is solely responsible for the payment of all its income taxes, if any, arising in connection with this Agreement, and its receipt of the payments or its right to receive the payments to be made to UniServices hereunder, and any local sales taxes, license or rental taxes, if any, attributable to this Agreement or the payments to be made hereunder by Pacific shall be paid by Pacific, and not by UniServices.

     3.3  Development Fees. This Basic Fee does not include any payments to be
          ----------------
made by Pacific to UniServices for Development Services described in Section 4 or for additional Development Services, if any, requested from time to time by Pacific.


                       SECTION 4 - DEVELOPMENT SERVICES,
                       ---------------------------------
              CONSULTING SERVICES, FEES AND CERTAIN OTHER MATTERS
              ---------------------------------------------------

     4.1  Reasonable Efforts and Hunter Guarantee.  UniServices agrees to obtain
          ---------------------------------------
and to use the reasonable efforts of the Research Group for a period of five years (through October 31, 2002) (herein the "Initial Term") to substantially develop CMISS/animation and to substantially develop enhanced and/or extended versions and/or Derivative Works of CMISS/animation to meet Pacific's reasonable requirements within the Entertainment Field and within the Additional Field, as requested from time to time by Pacific, and whether pursuant to a Plan or otherwise, and UniServices and the Research Group shall use their reasonable efforts to provide to Pacific maintenance and support for CMISS/animation, as requested from time to time by Pacific. UniServices further agrees to and does hereby guarantee, as long as reasonably practicable, the availability of Professor Peter Hunter to provide supervision and direct control for all

Development Services to be provided by the Research Group pursuant to this Agreement. UniServices further agrees to incorporate all future enhancements made in CMISS into CMISS/animation to the extent needed or useful for CMISS/animation.

     4.2  Development Services.
          --------------------

          a. Each party may designate a Development Coordinator, which designation may be changed by either party more than once, by notice to the other party. The Development Coordinators may prepare one or more Development Plans (the "Plans") from time to time, which may include required specifications for CMISS/animation enhancements and/or extended versions and/or Derivative Works, as described herein. The Plan may also include, if the parties reach such an agreement at such time, whether Pacific is to provide a material contribution to such Development Services, and it may specify the nature and extent of such material contribution, and as a result of accomplishing such work Pacific will become a Joint Owner of such Inventions or Intellectual Property Rights created hereunder. The parties may, however, proceed hereunder in the absence of such an understanding, and reserve the question of such joint ownership for future resolution. Once approved by both parties, a Plan may only be changed with the written approval of both parties respective Development Coordinators, or in the event of their failure to agree, by the written agreement of an officer of both parties. In the event of the failure of such officers to reach an agreement for a Plan as above provided within a period of 60 days from the date of either party's first written communication concerning the subject of a Plan, then either party may, if it so chooses, submit the unagreed to terms of the Plan to mediation for resolution, and as further provided in this Agreement.

b. The parties shall use reasonably diligent efforts to carry out their respective obligations set forth in the Plan, or as otherwise established hereunder, and in accordance with the Plan's timetable, if such a timetable has been established by the parties. The parties hereto agree to use their reasonable efforts to agree on and establish an appropriate and equitable and fair timetable if one is needed hereunder.

c. Each party shall maintain reasonably detailed records to document the Development Services performed and the work generated by the execution of the Plan and any other Development Services performed or work produced under this Agreement. Such records shall include, at a minimum, monthly copies of archival in progress Source Codes, the names of all personnel participating in each activity involving Development Services, a complete list of all third party materials, such as, for example, compiler computerized libraries used in developing such enhanced software, and including copies of any signed license agreements authorizing the use of such materials. Pacific shall have the right to inspect UniServices records at reasonable times in the reasonable course of business upon at least one week's prior notice.

     d. Each party shall notify the other party promptly after becoming aware of any potential significant delay in the performance of the Development Services and work accomplishment schedule under the Plan, or in the work schedule as established from time to time by the parties in the absence of such Plan. Any doubt with respect to whether a delay will be significant shall be resolved in favor of giving such notification.

     e. Each party shall promptly respond to all inquiries made by the other party's Development Coordinator which could be reasonably expected to delay the Development Services or work accomplishment schedule.

     f. The Plan shall specify the means by which each party shall carry out its respective obligations regarding the confidentiality of the other party's pre-existing works, any enhancements thereof, Derivative Works, any trade secrets, and any other designated confidential information.

     g. Notwithstanding anything to the contrary contained in this Section 4.2, in the event the parties to this Agreement proceed with Development Services without the establishment of a formal Plan or work accomplishment schedule, UniServices shall be obligated to use its reasonable efforts to perform Development Services and other work hereunder of substantially equivalent value to the payments to be made by Pacific hereunder for such Development Services.

4.3  Intellectual Property Rights. Other than any Jointly Owned Inventions
     ----------------------------
and/or Jointly Owned Intellectual Property Rights developed hereunder, UniServices owns all copyright, trade secret, patent rights, if any, and other Intellectual Property Rights in CMISS and any of its enhancements, extensions or Derivative Works, including CMISS/animation, but excluding dCMISS, as provided in the UCSD Agreement attached hereto as Exhibit B. Pacific acknowledges and agrees that dCMISS (to the extent provided in the UCSD Agreement), CMISS and CMISS/animation are presently trade secrets of and owned by UniServices, and that UniServices has not previously sought any patent rights for such Intellectual Property Rights by filing any patent application with respect thereto, although it may in its discretion do so in the future. UniServices further agrees to use its reasonable efforts to protect its Intellectual Property Rights in dCMISS (to the extent provided in the UCSD Agreement), CMISS, CMISS/animation (including any enhancements, extensions or Derivative Works) and any Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights, and the confidentiality of such trade secrets pursuant to the terms and conditions of this Agreement, from any unauthorized or improper disclosure to third parties. Pacific is exclusively licensed under all such Intellectual Property Rights, as provided in this Agreement and subject to the exclusions and other terms and conditions hereof, as if all such Intellectual Property Rights originally existed as of the date this Agreement was entered into by the parties hereto. Inventions or Intellectual Property made jointly by Pacific or any of its Affiliates and UniServices or any of its Affiliates pursuant to this Agreement will be jointly owned by both companies, subject to the terms and conditions hereof. With respect to any Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights, without otherwise limiting the application of any other provision of this Agreement, the provisions of Section 4.6 hereof shall apply to such Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights.

     In the event of any dispute regarding the Ownership of any Intellectual Property Rights which arises hereunder, the parties agree to resolve such matter themselves, or in the event of their inability to agree, by mediation pursuant to this agreement, and in the event of their further failure to agree through mediation, by arbitration pursuant to the terms of this Agreement. After resolution of the ownership question for such Intellectual Property Rights, each party agrees to subsequently cross license the other party hereto or its Affiliates on commercially reasonable terms with respect to the previously disputed Inventions or Intellectual Property Rights so that neither party is denied the ability to use, make, have made, employ, import, export, and to reproduce [adapt, modify] distribute, perform, display, sell and sublicense such Intellectual Property Rights, regardless of the outcome of the ownership question, pursuant to the terms and conditions of this Agreement. Commercially reasonable terms for such cross license may include confidentiality undertakings concerning any such Intellectual Property Rights which are trade secrets or are otherwise maintained in confidence pursuant to confidentiality agreements or covenants. The provisions of Section 4.6d. hereof, and which applies with respect to the licensed technologies hereunder and the Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights developed hereunder, shall also apply to the above referenced cross license between the parties hereto with respect to any third party infringement claim, and shall further apply with respect to the legal remedies available to the parties hereto under such cross license, and the other matters provided therein. All rights in images, graphics, animations, etc. produced by or for Pacific or its sublicensees and using CMISS/animation or any Enhancement or Derivative Work thereof shall be the sole and exclusive property of Pacific or its sublicensees, and UniServices shall have no rights therein.

     4.4  Consulting Services. During the Initial Term, and during any extended
          -------------------
term or terms implemented pursuant to Section 6.1 hereof, and during any further term or terms to which the parties hereto agree in writing in consideration of an additional reasonable fee to be paid by Pacific to UniServices for such further Consulting Services, UniServices will provide reasonable Consulting Services to Pacific and its Affiliates, and will provide support and advice to Pacific for CMISS/animation, and UniServices will manage the ongoing technical development of CMISS/animation and its Enhancements and Derivative Works to the extent that UniServices has available skills and resources to do so. Pacific agrees to pay UniServices' travel and accommodation expenses if Pacific requires advice or consultation from UniServices personnel which reasonably requires them to temporarily travel outside of New Zealand.

     4.5  Development Fee. As payment for the development, maintenance, support,
          ---------------
and consulting services described in this Section 4 for the Initial Term, Pacific shall pay to UniServices a fee (the "Development Fee") of $150,000 per year in U.S. dollars for five years, payable monthly in advance, with the first payment due on November 1, 1997, and subsequent monthly payments to be paid on the first day of each monthly period thereafter until a total of sixty payments have been made in the amount of $12,500 each, for a total amount of Seven Hundred Fifty Thousand U.S. Dollars ($750,000).

     4.6  Joint Ownership of Certain Inventions and Intellectual Property
          ---------------------------------------------------------------
Rights, and Trade Secret Infringement and Enforcement Rights Generally with
---------------------------------------------------------------------------
Respect to the Licensed and Jointly Owned Technologies.
------------------------------------------------------

     a. If there is any active or alleged infringement or trade secret violation by any third party of the technologies licensed hereunder, and if such matter comes to the attention of either party to this Agreement, such party shall promptly notify the other party and concurrently provide such evidence as either such party may then have in its possession or have access to and concerning the nature and extent of the alleged infringement or violations.

b. Pacific shall have the obligation to reasonably enforce the licensed technology within the Entertainment Field and within the Additional Field. If Pacific decides to institute an action, it shall provide 30 days prior written notice to UniServices and UniServices may, within such 30 days, elect to join in the action as a plaintiff, and at its own expense. If UniServices elects not to voluntarily join in the action as a plaintiff, then UniServices agrees to cooperate with Pacific to the extent reasonably necessary, including being named as a plaintiff, and Pacific shall reimburse UniServices for its out-of-pocket expenses in connection with any such cooperative legal activities. In either event, Pacific shall retain all proceeds, recoveries or settlements received from any such action, but shall not enter into any settlement, consent judgment, or other voluntary final disposition of any such proceeding, and which may include cross licenses or other licenses, without the written consent of UniServices, which consent may not be unreasonably withheld or delayed. If Pacific decides not to enforce the licensed technologies or if it shall decide to abandon or terminate any such previously initiated legal action, it shall provide prompt written notice of such decision to UniServices, and UniServices shall have the right to institute or to continue, to the extent legally permissible, any such legal action. Pacific shall cooperate with UniServices in connection with any such matter to the extent reasonably necessary, including being named as a plaintiff, and UniServices shall reimburse Pacific for its out-of-pocket expenses in connection therewith. In either event, UniServices shall retain all proceeds, recoveries or settlements received from any such action, but shall not enter into any settlement, consent judgment, or other voluntary final disposition of any such proceeding, and which may include cross licenses or other licenses, without the written consent of Pacific, which consent may not be unreasonably withheld or delayed.

     c. UniServices shall have the obligation to reasonably enforce the licensed technology outside the scope of the Entertainment Field and outside the Additional Field. If UniServices decides to institute an action for any alleged trade secret violation or infringement, it shall provide 30 days prior written notice to Pacific and Pacific may, within such 30 days, elect to join in the action as a plaintiff, then Pacific may, within such 30 days, elect to join in the action as a plaintiff, and at its own expense. If Pacific elects not to voluntarily join as a plaintiff, then Pacific agrees to cooperate with UniServices to the extent reasonably necessary, including being named as a plaintiff, and UniServices shall reimburse Pacific for its out-of-pocket expenses in connection with any such cooperative legal activities. In either event, UniServices shall retain all proceeds, recoveries or settlements from any such action, but shall not enter into any settlement, consent judgment, or other voluntary final disposition of any such proceeding without the written consent of Pacific, which consent may not be unreasonably withheld or delayed. If UniServices decides not to enforce the licensed technologies, or if it shall decide to abandon or terminate any such previously initiated action, it shall provide prompt written notice of such decision to Pacific, and Pacific shall have the right to institute or to continue, to the extent legally permissible, any such legal action at its own expense, and Pacific shall retain all proceeds, recoveries or settlements from any such legal action.
               UniServices shall cooperate with Pacific in connection with any such matter to the extent reasonably necessary, including being named as a plaintiff, and Pacific shall reimburse UniServices for its out-of-pocket expenses in connection therewith. In either event, Pacific shall retain all proceeds, recoveries or settlements from any such action, but shall not enter into any settlement, consent judgement, or other voluntary final disposition of any such proceeding, and which may include cross licenses or other licenses, without the written consent of UniServices, which consent may not be unreasonably withheld or delayed.

          d. For any alleged infringement or other trade secret violation of the technologies licensed hereunder, and which has occurred both within and outside the Entertainment and/or the Additional Field, or any alleged infringement or other trade secret violation, and regardless of whether within or outside such Fields, of the Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights developed or held hereunder, UniServices and Pacific shall both have the right and obligation to reasonably enforce the licensed technology. In such event, the parties shall agree on the methods to be employed by them to accomplish such enforcement objective, and on an appropriate and equitable allocation of the expenses and of any proceeds, recoveries or settlements of any such enforcement action.

     e. In the absence of a subsequent authorized and signed written agreement between the parties hereto and relating to the subject matter of Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights held or developed pursuant to the terms and conditions of this Agreement, the parties hereto agree to divide all benefits and burdens of ownership with respect to all Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights, based on a 50% allocation of the benefits and burdens thereof to each of UniServices and Pacific, and solely as Joint Owners who are independent contractors, and are not partners, but subject to the terms and conditions of this Agreement, including the right to initiate mediation and/or subsequent arbitration proceedings hereunder in the event of their failure to agree on any other ownership allocation or other such matter requested by either such party.

     f. With respect to any Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights which are then maintained in confidence as a trade secret, if either owner, or its successors or assigns in interest, decides to patent and thereby materially disclose such technology to the public, or to otherwise publish and materially make public such confidential or trade secret information, including by way of any copyright registration or copyright filing which requires a material public disclosure of previously confidential trade secret information, each party agrees to provide a veto power to the other joint owner with respect to the implementation of its decision to file such patent application, or such copyright registration, or to otherwise materially make public such confidential or trade secret information. Each party agrees to strictly follow and comply with the written directions of the other party hereto in such regards, and to take no such action to publicly disclose any such trade secrets so that they are no longer maintained as a trade secret, and each party hereby consents to a restraining order or to an injunction, which may be sought by the other party in order to prevent such public disclosure, and each party agrees that damages would not constitute an adequate remedy at law due to the irreparable harm which may result from any such wrongful public disclosure.

     4.7  Additional Licenses. Pacific acknowledges and agrees that Enhancements
          -------------------
in CMISS made by UniServices may be licensed or otherwise used by UniServices for applications outside the Entertainment Field and outside the Additional Field. UniServices further acknowledges and agrees that the Command Files existing as of June 1, 1998 and any trade secrets or related technologies or confidential information pertaining thereto (excluding the implementation of the SVD Algorithm into CMISS, all of which are solely owned by UniServices) are owned by Pacific, and Pacific, as assignee thereof, to the best of UniServices' belief and knowledge, but without having conducted an independent investigation, and concerning which investigation Pacific agrees that UniServices was not under a duty to conduct such an investigation prior to entering into this Agreement, now owns the United States patent applications previously filed for such technologies, and UniServices now has no known claim or adverse interest with respect to such Intellectual Property Rights, including any copyright rights or registrations, patent applications, amendments thereto, continuous thereof, and extensions, Enhancements, and Derivative Works deriving therefrom. If for any reason any Enhancement or Derivative Work of the Command Files or any material portion of them are subsequently found to materially infringe on or to otherwise violate UniServices' Intellectual Property Rights in dCMISS, CMISS, CMISS/animation, or to materially infringe on or to otherwise violate any other subsequently developed enhanced or derivative version of CMISS, or to be in material breach of this Section 4.7, or to be in material breach of any other material provision of this Agreement, then the parties hereto agree to execute an amendment to this Agreement and/or to provide for a royalty free and compensation free cross license between Pacific and UniServices, or their respective Affiliates, on commercially reasonable terms with respect to such technology and Intellectual Property Rights, and which cross license may include trade secret and confidentiality covenants and other reasonable provisions, and which cross license and this provision to enter into an amendment hereto and/or such cross license shall in particular be subject to the provisions of Section
9.1 hereof.

     With respect to this Section 4.7 and its interpretation, the parties hereto further agree that CMISS is a low level Code, and that it has been developed by UniServices and it is owned solely by UniServices, and that to the extent CMISS is developed or created as a Command File using CMISS as a language, if such Command File is created or developed solely by Pacific, then such Command File shall be owned by Pacific, and if it is created or developed jointly by UniServices and Pacific, it shall be owned jointly by UniServices and Pacific, and if it is created or developed solely by UniServices, it shall be owned solely by UniServices, subject to the terms and conditions of this Agreement.

     4.8  Pacific's Responsibility for its Products and Services. This Agreement
          ------------------------------------------------------
is a Technologies License, Development, Consulting and Collaboration Agreement, and which includes the obligation of UniServices to provide via license to Pacific certain Intellectual Property Rights or know how or other confidential information or trade secrets which UniServices may now own or may hereafter have legal access to for the benefit of Pacific, in accordance with the objectives of this Agreement. To the extent permitted in this Agreement, it shall be the responsibility of Pacific to incorporate such information into its own services and products in whatever manner Pacific may select, and UniServices shall have no obligation to Pacific or to its customers with regard to the design, performance, implementation, safety, manufacture, license, use or sale of such Intellectual Property Rights or know how or other confidential information as has then been included by Pacific in its services and products beyond the specific representations, warranties, covenants, agreements and other provisions provided herein.

          SECTION 5 - DELIVERABLES, ESCROW OF SOURCE CODES
          ------------------------------------------------

     5.1  Delivery.  Upon execution of this Agreement, UniServices will deliver
          --------
(i) the then most current version of CMISS/animation in executable object code form to Pacific, with any currently existing documentation describing how to use CMISS/animation, and (ii) the most current version of CMISS/animation in Source Code form to the escrow agent pursuant to the Preferred Escrow Agreement, which is attached hereto as Exhibit C, along with any currently existing documentation describing how to compile CMISS/animation. UniServices agrees to update the CMISS/animation Source Code quarterly by providing new Source Code updates and versions and other information to the escrow agent in verifiable form, with appropriate documentation regarding how to compile CMISS/animation, and as more particularly described in Exhibit C hereto. The escrow agent's fees for its services shall be paid by Pacific.

     5.2  Escrow of Source Code. In order to protect Pacific and Pacific's
          ---------------------
partial investment in CMISS/animation, UniServices agrees to place the Source Code in escrow for the benefit of Pacific. To accomplish this escrow arrangement, UniServices and Pacific agree to execute and be bound by, effective as of June 1, 1998, the Preferred Escrow Agreement attached hereto and expressly incorporated herein by reference as Exhibit C, between Data Securities International, Inc. ("DSI"), UniServices, and Pacific.

     5.3  Source Code. For purposes of UniServices' escrow obligations, the term
          -----------
"Source Code" shall mean a copy of the Source Code corresponding to CMISS/animation, as identified in Exhibit C, but excluding any third party products. The Source Code shall include all versions and updates to the Source Code, plus any pertinent commentary or explanation that may be necessary to render the Source Code understandable and useable by a trained computer-programmer of reasonable expertise in the relevant field. The Source Code shall include system documentation, statements of principles of operation, and schematics, all as necessary or useful for the effective understanding and use of the Source Code. Insofar as UniServices has employed, in the development, maintenance, or implementation of the Source Code, any device, programming, or documentation not commercially available to Pacific on reasonable terms through readily known third party sources other than UniServices, the Source Code shall include all such devices, programming, or documentation, including any programs, and further including compilers, workbenches, tools, and higher-level (or "proprietary") languages used by

UniServices for the development, maintenance, and implementation of the Source Code, to the extent such information may be included under any such third party agreements.

     5.4  Deposit.  UniServices agrees to deposit verified Source Code (the
          -------
"deposit materials" for purposes of the Preferred Escrow Agreement) which will compile with DSI in accordance with the Preferred Escrow Agreement. UniServices and Pacific agree to complete, sign and deliver to DSI the Exhibits to the Preferred Escrow Agreement at the time this Agreement is signed by the parties hereto.

     5.5  Default in Development Services.  In the event that UniServices:  (1)
          -------------------------------
ceases doing business, (2) substantially and materially fails to perform the Development Services described in Section 4 hereof, or (3) substantially and materially fails to perform its obligations under Section 5 hereof, and such failure continues for 30 days after written notice by Pacific, and Pacific is not in default of its own material obligations under this Agreement, then subject to the dispute resolution procedure by officers of Pacific and UniServices in order to be able to rectify and/or cure the default and to continue the Development Services hereunder, and which officers' effort may be followed 30 days thereafter by mediation pursuant to this Agreement, and failing the successful resolution of the matter through mediation, may then be further followed by arbitration pursuant to this Agreement in order to resolve such default and possible remedy or cure. In the event Pacific claims a default hereunder with respect to UniServices Development Services, which default is not cured within 30 days, then Pacific may also suspend the payment of future Development Fees accruing hereunder after such claimed default without the necessity of resorting to the termination provisions provided under this Agreement. In the event of the failure of mediation or arbitration to resolve the default and possible cure or other remedy, and which mediation or arbitration may include the resolution of the disposition of the ownership and the obligation to pay any such suspended Development Fees, then Pacific, upon further written notice to UniServices, may terminate some or all of the provisions of Section 4 of this Agreement, including its obligation to pay any further Development Fees to UniServices hereunder, and Pacific, subject to the mediation and arbitration remedies provided herein, shall be entitled to receive from the Escrow Agent the Source Code and related materials in accordance with the terms of this Agreement and the Preferred Escrow Agreement. In the event UniServices ceases doing business, then without delay Pacific shall be entitled to receive from the Escrow Agent the Source Code and related materials in accordance with the terms of this Agreement and the Preferred Escrow Agreement. The termination in whole or in part of Section 4 hereof shall not adversely affect the remaining provisions of this Agreement, except as otherwise specifically provided herein.


                             SECTION 6 - EXTENSION
                             ---------------------

     6.1  Extension of Development Services.  Pacific shall have the option of
          ---------------------------------
extending the Initial Term of this Agreement for the Research Group's provision of Development Services pursuant to Section 4 for one or more additional one-year terms. Pacific may exercise its option by giving written notice to UniServices at least 30 days before the expiration of the Initial Term or of any extension term, provided that Pacific is not in default of its obligations under this Agreement beyond any applicable notice and grace or cure periods. The Development Services to be provided by UniServices shall be provided during each extension term on the same terms and conditions as during the Initial Term, except that the Development Fee shall be $200,000

(and such amount shall be increased by an inflation factor for each future year based on the then future level of the U.S. Department of Commerce Consumer Price Index, with the Index Amount as of October 31, 2002 to be equal to 100% of such $200,000 amount, but in no event may increase in the amount of such fee be more than 12% per annum for the period from October 31, 2002 through to the date of measurement) per year for each one-year extension term, and subject to any other changes in this Agreement relating to Development Services which may be agreed to in writing by the parties hereto.

     6.2  Extension of Exclusivity.  The exclusivity of the license granted in
          ------------------------
Section 2.1 hereof for the Additional Field shall be extended for so long as the Development Services are extended pursuant to Section 6.1 hereof.

     6.3  Perpetual Extension of Exclusivity.  If UniServices defaults on its
          ----------------------------------
material obligations hereunder such that Pacific becomes entitled to receive the Source Code and related materials from the Escrow Agent pursuant to this Agreement and the Preferred Escrow Agreement, then the license granted in
Section 2 hereof shall automatically become exclusive in perpetuity for the entire Additional Field and it shall remain exclusive in perpetuity for the Entertainment Field.



                            SECTION 7 - TERMINATION
                            -----------------------

     7.1  Basic Fee Payment Default.  If Pacific fails to pay any installment of
          -------------------------
the Basic Fee when due, and such failure continues for 30 days after written notice by UniServices, then UniServices may terminate: (1) this Agreement, and/or (2) the license granted in Section 2 hereof. In addition, UniServices may pursue any legal remedies available to it pursuant to this Agreement in order to recover all amounts due and legally owing to it hereunder from Pacific.

     7.2  Development Fee Payment Default.  If Pacific fails to pay any
          -------------------------------
installment of the Development Fee when due, and such failure continues for 30 days after written notice by UniServices, then UniServices may terminate the provisions of Section 4 of this Agreement and the license granted in Section 2 shall thereupon become non-exclusive for applications in the Additional Field. In addition, UniServices may pursue any legal remedies available to it pursuant to this Agreement in order to recover all amounts due and legally owing to it hereunder by Pacific.

     7.3  Intellectual Property Rights.  If the license granted hereunder is
          ----------------------------
terminated pursuant to Section 7.1 above, then all rights licensed to Pacific pursuant to this Agreement in CMISS/animation (other than Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights developed hereunder), shall revert to and shall thereafter be owned solely by UniServices, free and clear of such license provisions. All Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights shall continue to be Jointly Owned by Pacific and UniServices subject to the terms and conditions hereof, and regardless of whether this Agreement, any licenses, or the provisions for the Development Services or Consulting Services to be performed hereunder have been terminated.

     7.4  Pacific's Separate Technologies.  Any technology separately developed
          -------------------------------
by Pacific or any of its Affiliates and not developed pursuant to this Agreement, or any technology which is developed or is separately owned by Pacific in conjunction with other third parties, shall be owned solely by Pacific, or by Pacific and such third parties, and shall not be owned by UniServices.

     7.5  UniServices Separate Technologies.  Any technology separately
          ---------------------------------
developed by UniServices or any of its Affiliates and not developed pursuant to this Agreement, or any technology which is developed or is separately owned by UniServices in conjunction with other third parties, shall be owned solely by UniServices, or by UniServices and such third parties, and shall not be owned by Pacific.

           SECTION 8 - WARRANTIES AND GENERAL PROVISIONS
           ---------------------------------------------

     8.1  UniServices Warranties. UniServices represents and warrants that:
          ----------------------

          a) UniServices has exclusive, perpetual universe wide rights to the copyright, trade secret and all other Intellectual Property Rights in CMISS and in CMISS/animation, free and clear of all liens, claims and encumbrances of every kind and description whatsoever (except for those relating to dCMISS and which are included in the UCSD Agreement);

          b) UniServices has the legal right and authority to enter into this Agreement and to carry out its obligations, agreements and covenants hereunder, which obligations, agreements and covenants are valid, binding and enforceable against UniServices in accordance with their respective terms;

          c) UniServices is not aware of any patent infringed by CMISS/animation; and

          d) the version of dCMISS previously delivered to UCSD by UniServices does not materially infringe or otherwise violate the terms and conditions of this

               Agreement since it does not work on Animation Applications in the form delivered to UCSD.

     UniServices makes these warranties in lieu of all other warranties, express or implied. UniServices has no control over the conditions under which Pacific and/or its sub-licensees will use CMISS/animation, and it therefore cannot and does not warrant the results to be obtained by such use. UNISERVICES EXPRESSLY DISCLAIMS THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE OF CMISS/ANIMATION, INCLUDING ALL ENCHANCEMENTS, EXTENSIONS AND/OR DERIVATIVE WORKS.

     8.2  Liability. UniServices' liability arising hereunder from breach of
          ---------
contract, breach of warranty, indemnification, negligence, strict liability in tort, or any other legal or equitable theory shall not exceed: (1) six million U.S. dollars, inclusive of interest awarded, or (2) the total amount previously paid by Pacific pursuant to this Agreement (i.e., the total license fee and the total development fees paid through to the date of default), whichever amount is greater. UniServices agrees to provide reasonably satisfactory financial statements describing its financial condition to Pacific before Pacific signs this Agreement, and such financial statements are attached hereto as Exhibit D. NEITHER PARTY TO THIS AGREEMENT WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY TYPE EVEN IF IT HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

     8.3  Indemnity. UniServices shall reasonably defend and shall indemnify and
          ---------
hold harmless Pacific against any charge of patent or copyright infringement or unauthorized or improper breach of confidentiality of trade secret obligations or similar violations of law by UniServices in connection with the CMISS/animation technology to be provided to Pacific pursuant to to this Agreement. If in the opinion of Pacific, UniServices has not met such obligation, or is unable to meet such obligation, and Pacific provides 30 days prior written notice to UniServices in such regard, then UniServices hereby grants to Pacific all exclusive or non-exclusive license, rights, and interests minimally required under Applicable Law in order for Pacific to be able to legally defend and protect its legal and economic interests hereunder, and this Agreement shall in such event be either an exclusive or a non-exclusive license from UniServices in favor of Pacific in order to permit Pacific to take all necessary legal actions for such purpose. Pacific may not settle, enter a consent judgment or make any other voluntary final disposition of any such suit, and including cross licenses or other licenses, without the consent of UniServices, which consent may not be unreasonably withheld or delayed. Except as otherwise provided herein, any settlement, award or judgment granted in favor of Pacific or UniServices shall be applied first to the recovery of legal and expert fees and other related costs incurred by the successful party or parties for such purpose, with interest included thereon at the prime rate, with any available balance of funds to be divided between the parties as they may subsequently agree, based on their then reasonably applied discretion and their Intellectual Property Rights and other interest therein, and based on an equitable resolution of such matter which considers the facts and circumstances which then exist.

     8.4  Services of Professor Hunter. In the event Professor Peter Hunter,
          ----------------------------
other than due to his death or disability, is unavailable through UniServices to provide development services pursuant to this Agreement, then Pacific may pay Professor Peter Hunter directly to provide such services to Pacific if he is available to the Pacific, and it may offset its payments for such purpose against the Development Fee to the extent of its actual payments to Professor Hunter, not to exceed $150,000 per year in any year during the Initial term, and not to exceed $200,000, as indexed for inflation as provided herein, in any subsequent extended term year.

     8.5  No Reverse Engineering.  Pacific agrees that it (including any
          ----------------------
permitted sublicensees or assignees) will not attempt to disassemble or reverse engineer CMISS and/or CMISS/animation, including any of their enhancements, extensions and/or Derivative Works.

                       SECTION 9 - ADDITIONAL PROVISIONS
                       ---------------------------------

     9.1  Resolution of Disputes.
          ----------------------

          a UniServices and Pacific intend to avoid litigation relating to or arising out of this Agreement. In the event of any dispute or perceived problem, each party pledges itself to give prompt notice to the other party and to first seek an amicable resolution of such dispute without regard to litigation. As part of this effort at amicable resolution, the parties agree to communicate and to meet and discuss any problems, and to search in good faith for mutually acceptable business solutions to any perceived problem. Each party shall be given thirty (30) days from the date of any such notice to correct its performance under this Agreement, or otherwise cure any breach or alleged breach of contract, or otherwise arrive at any acceptable resolution of the matter with the other party.

     b. All disputes arising out of or relating to this Agreement (including any questions of fraud or fraud in the inducement or questions concerning the validity or enforceability of this Agreement or any of the rights herein conferred) shall, unless earlier resolved by discussions according to Paragraph a) hereof, or unless waived by the aggrieved party, be resolved by voluntary mediation within a 30 day period. In the event of the failure of the parties to reach agreement in mediation, then the parties shall employ binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association ("AAA"), such arbitration to be held in Los Angeles, California, and before a single arbitrator chosen jointly by the parties. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S) 1-16, to the exclusion of any provision hereof which is inconsistent therewith or which would produce a different result, and judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The power to grant an injunction shall be available to the arbitrator where such remedy is provided pursuant to this Agreement, or is otherwise necessary hereunder in order to accomplish the objectives of this Agreement. Arbitration commenced and conducted pursuant to this Agreement shall be completed within 60 days. Any decision by the arbitrator may consist of only the adoption of either party's position in the matter, as adopted by such party in writing and as submitted to the arbitrator and the other party at or within ten (10) days before the commencement of the formal arbitration proceeding, and the arbitrator may not adopt any other position in its binding decision, such arbitration being sometimes referred to as "baseball arbitration," in that compromises in any formal arbitration decision, in the absence of an agreement reached voluntarily by the parties themselves, are to be discouraged. AAA shall employ expedited procedures, regardless of the amount in controversy, for purposes of any request for immediate injunctive relief hereunder. For purposes of any immediate injunctive relief sought hereunder, AAA shall select a three judge panel of retired judges for this purpose only. In the event either party seeks immediate injunctive relief hereunder, and to that extent only, the provisions of this Agreement with respect to possible agreement between the parties themselves and with respect to mediation shall not apply, and either party may employ immediate arbitration procedures hereunder for such limited purpose only.

          c. This Section 9.1 shall survive any termination of this Agreement and/or any termination of the licenses granted hereunder and/or any termination of any provisions contained in this Agreement.

     9.2  Force Majeure.  If circumstances beyond the control of either party
          -------------
(such as, for example, acts of God and government decrees or restrictions) shall temporarily make it impossible for that party to perform its obligations under this Agreement, then the principles of force majeure shall apply and the right to terminate this Agreement shall be temporarily suspended during the force majeure period, but only up to a maximum suspension of one year for any such single event of force majeure, which events may occur cumulatively more that once hereunder.

     9.3  Agreement Disapproved or Unenforceable. If at any time during the life
          --------------------------------------
of this Agreement, any governmental or regulatory agency, arbitrator or court shall disapprove of this Agreement or any provision of this Agreement, or shall find any part of this Agreement to be unenforceable, then the remaining provisions of this Agreement shall remain in full force and effect, and Pacific and UniServices shall cooperate in good faith to revise the disapproved or unenforceable portions of this Agreement in a mutually satisfactory and equitable manner and in a manner acceptable to said governmental agency or arbitrator, or consistent with such judicial decree.

     9.4  Proprietary and Confidential Information.
          ----------------------------------------

          a. Each party hereto may disclose to the other certain proprietary and confidential or trade secret information including (but not limited to) inventions, trade secrets, technical or scientific information, market research data, market plans, concepts, test results, and customer and sales information. All such information shall be deemed confidential, proprietary, and valuable trade secret information which is the exclusive property of the party from whom the information was derived. Each party shall use such confidential information exclusively in accomplishing the purposes of this Agreement, and shall not disclose such information to others, except with the prior written consent of such party. Each of the parties shall disclose such confidential information only to such of its employees that shall require the information in order to carry out the purposes of this Agreement.

          b. The restrictions and obligations applicable to the parties relating to proprietary confidential information and trade secrets shall not apply to any information of either party which:
               a) Is known to the other party prior to receipt thereof under this Agreement, as evidenced by written records; b) Is disclosed to the other party in good faith by a third party who is in lawful possession thereof and who has the right to make such disclosure; c) Is or shall have become part of the public domain, by publication or otherwise, through no fault of the party having the obligation of confidentiality under this Agreement; or d) Is required by law or applicable court or administrative order to be disclosed. Except as otherwise provided herein, the disclosure of any such confidential information does not give any express or implied right or license to either party, whether under any patents or copyrights of either party or otherwise, nor does it give any express or implied right or license to such information for any purposes other than relating to the purposes of this Agreement.

     9.5  Patent Perfection, and Copyright Registration. UniServices shall be
          ---------------------------------------------
solely responsible for preparing, filing, prosecuting and maintaining all licensed patent applications, all licensed patented technologies, and all licensed, registered or otherwise governmentally certified or validated copyright rights hereunder which are owned solely by UniServices, at its sole expense, and it may use patent or copyright counsel of its own choice in so doing, and UniServices shall undertake and perform all such actions to the best of its ability to do so and in its sole discretion. The parties acknowledge and agree that CMISS and CMISS/animation have not previously been filed for patent or copyright protection by UniServices, and as such constitute UniServices' trade secrets. UniServices further acknowledges and agrees that pending patent applications and copyright rights relating to Command Files, as of June 1, 1998, are owned solely by Pacific, and further patent and/or copyright applications, continuations in part, reissues, and continuations may be filed by Pacific with respect to such patent and/or copyright rights, and all Derivative Works or Enhancements thereof. With respect to Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights which are maintained in confidence as trade secrets, UniServices and Pacific shall each have the right to object to and to prevent the other party from making, preparing, prosecuting or maintaining any patent application or copyright registration or making any other publication or public disclosure with respect to such Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights, and as further provided pursuant to this Agreement. If patent applications or copyright registrations are subsequently agreed to be filed or are consented to by the parties hereto for any Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights developed hereunder, the costs and expense thereof shall be paid for by both parties equally, or as they may otherwise subsequently agree.

     9.6  Independent Contractors.  It is intended and agreed by the parties
          -----------------------
hereto that they are independent contractors, and Pacific is a licensee of UniServices hereunder. Pacific shall not in any way act or hold itself out to the public as an agent of UniServices, and Pacific shall have no power to incur any obligations of any kind on behalf of UniServices. Similarly, UniServices agrees that it is an independent contractor to Pacific, and that it will provide Development and Consulting Services to Pacific as an independent contractor, and UniServices shall not in any way act or hold itself out as an agent of Pacific, and UniServices shall have no power to incur any obligations of any kind on behalf of Pacific. The parties do not intend to form a partnership or joint venture, and no such partnership or joint venture is formed by this Agreement and/or by any Plan adopted hereunder.

     9.7  Time is of the Essence.  Time is of the essence for the performance of
          ----------------------
all obligations set forth in this Agreement. However, grace periods provided herein for various purposes shall be construed with the objective and for the purpose of allowing the parties to remain in compliance with and to cure or remedy any alleged default hereunder, and to permit each of them to satisfactorily perform the terms and conditions of this Agreement and their obligations hereunder.

     9.8  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by different parties in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same Agreement. In the event the parties execute this Agreement in counterparts by facsimile signature, each such party agrees to promptly forward to the other party the signed original hard copy of this Agreement by overnight delivery service which requires not more than four business days to accomplish such delivery.

     9.9    Notice of License and use of UniServices Name.  Pacific agrees that
            ---------------------------------------------
its products and services licensed or sold hereunder shall be appropriately identified with all appropriate patent numbers or copyright registration identification applicable to CMISS and/or CMISS/animation, and in a manner to give proper legal notice thereof under any Applicable Law. However, no such notice shall include reference to UniServices without its prior written consent, which consent shall not be unreasonably withheld or delayed. Pacific shall not market any services or products using the marks of or any endorsement of UniServices unless separately authorized in writing by UniServices to do so.

     9.10   Non-Solicitation. During the Initial Term, any extension term (as
            ----------------
described in Section 6), and for twelve months thereafter, neither party may solicit any employee of the other who is involved in providing Development Services or in licensing CMISS and/or CMISS/animation and their enhancements or extended versions or derivative works, or in providing Consulting Services therefor, without the prior written consent of the other party hereto, which consent may be withheld or delayed in such other party's sole discretion.

     9.11   Survival. The covenants, conditions, obligations, agreements,
            --------
indemnities, representations, warranties, confidentiality and other provisions hereof which by their terms contemplate the continuing performance of a party hereto after the termination of this Agreement, and/or after the termination of any license granted hereunder, and/or after the termination of any services to be provided hereunder, shall survive the termination of this Agreement and/or the termination of the license granted hereunder, and/or the termination of this Agreement or of the license granted hereunder or of the services to be performed hereunder, and shall not operate so as to relieve any party of legal responsibility or liability for its breach hereof, whether in damages or otherwise, and whether occurring before or after any such termination has occurred.

     9.12 The Plan. The Plan, as amended from time to time in accordance with
          --------
this Agreement, shall for purposes of this Agreement be treated as if originally incorporated into this Agreement by reference on the original effective date of this Agreement.

     9.13 Government Requirements and Approvals and Certain Laws. The parties
          ------------------------------------------------------
hereby agree that they will not ship or divert for us in any country any of the Licensed Software, Source Code or other documentation or technical data with respect thereto, and including the executable object code, in contravention of the laws and regulations of the United States or any such countries or knowingly allow such shipment or diversion. Each party shall use its reasonable efforts to obtain all required governmental approvals necessary in connection with this Agreement and the performance of their obligations hereunder. Without limiting the generality of the foregoing, both Pacific and UniServices acknowledge that their respective exportation of the licensed technologies and Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights and related technical documentation may be subject to compliance with the United States Export Administration Act of 1979, as amended (collectively, the "Act"), and both Pacific and UniServices warrant and represent to each other that each will comply in all respects with the Act. In the event either party or both parties publish any Source Code, or in the event the Source Code is not deemed to be published for purposes of any applicable copyright law registration or copyright protection available to either party hereto, and whether arising under common law, by statute, by convention or otherwise, then the parties agree that the provisions of the Berne Convention shall apply with respect to the Source Code and the executable object code held or developed hereunder, and regardless of whether it has been published or is considered unpublished for purposes of this Agreement and their making of any required filings, registrations, or governmental certifications, or for purposes of obtaining the benefit of any applicable copyright law with respect thereto. Pacific and UniServices each agree to indemnify the other party hereto against any claim, losses, liability or damage suffered or incurred by the other party and arising out of or relating to any violation by such party of any of the provisions or covenants contained in this Section.

     9.14 Conflict with Applicable Law. In the event that any provision, term,
          ----------------------------
condition, or object of this Agreement may be in likely conflict with any Applicable Law, and the legal counsel of either party shall advise that in its considered opinion such conflict, or a reasonably likely possibility of such conflict exists, then either party may propose to the other party appropriate modifications of this Agreement to avoid such conflict. In such event the parties hereto shall use their reasonable efforts to satisfactorily and reasonably resolve such matter, subject to the provisions of Section 9.1 hereof.

     9.15 Effectiveness Subject to Prior Approval or Registration. If the legal
          -------------------------------------------------------
effectiveness of this Agreement is subject to the condition that it be approved and/or registered by or with any governmental authority or agency, each party shall act diligently and use its reasonable efforts to obtain such approval and registration at its own expense in such country, this provision being a joint covenant of the parties hereto. Either party shall present satisfactory evidence to the other party that any such required approval and registration has been obtained.

                     SECTION 10 - MISCELLANEOUS PROVISIONS
                     -------------------------------------

     10.1 Waiver. A waiver by either party of any term or condition of this
          ------
Agreement shall not be construed on the same or any other occasion to be a waiver of any other term or condition of this Agreement.

     10.2 Applicable Law. This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the State of Delaware, and the Federal and other laws of the United States of America, and without regard to the United Nations 1980 Convention on the international sale of goods, but with regard to the Berne Convention concerning copyright claims, and except that the laws of the State of Delaware shall not include its conflicts or choice of applicable laws provisions. Applicable Law means any law, regulation, decree, order or statue of the State of Delaware and United States of America Federal Law, and any treaty or convention and regulations or orders issued thereunder and applicable to the ownership or licensing and other commercial disposition of computer software and related technologies and products and services, and found applicable to this Agreement.

     10.3 Entire Agreement. This Agreement constitutes the entire Agreement
          ----------------
between UniServices and Pacific pertaining to the subject matter hereof, and supersedes all prior negotiations, discussions, and any agreements which may have previously existed between the parties hereto or other parties, whether written or oral, and which relates to the subject matter hereof.

     10.4 Amendment. This Agreement may be amended or modified only by a signed
          ---------
written agreement executed by both UniServices and Pacific.

     10.5 Non-assignment.  Neither party may assign this Agreement without the
          --------------
signed written consent of the other party hereto, except that this provision shall not prevent Pacific or UniServices from sublicensing, selling or otherwise commercially exploiting in accordance with the terms and conditions of this Agreement the licensed or Jointly Owned Inventions and/or Jointly Owned Intellectual Property Rights and technologies hereunder, or prevent either party from performing its obligations or exercising its rights hereunder.

     10.6 Agreement Binding.  Each party acknowledges that it has read this
          -----------------
Agreement, understands its terms, and agrees to be bound by its terms and conditions.

     10.7 Consent to Jurisdiction.  In the event either party hereto brings a
          -----------------------
claim, suit or other proceeding against the other party hereto for the purpose of obtaining equitable relief or otherwise, or for the purpose of enforcing any mediation agreement or arbitration agreement or arbitration award, both parties consent to the exclusive personal jurisdiction of, and venue in, the State courts within Los Angeles County, California, or in the event of Federal jurisdiction, the Federal Courts of California, except as to any controversy or claim required to resolved pursuant to Section 9.1 hereof, and with respect to which said Section 9.1 the parties hereto also grant their consent.

     10.8 Waiver of Trail By Jury.  The parties hereto waive their right to
          -----------------------
trail by jury in the event of any litigation between the parties hereto and relating to this Agreement or their performance hereunder.

     10.9 Headings. Section and subsection headings are included herein for
          --------
convenience only, and such headings shall not be used in the interpretation of this Agreement, or in the interpretation of any ambiguities which may be contained herein.

     10.10     Rules of Construction. Rules of interpretation of ambiguities
               ---------------------
against the draftman, and other fictional legal theories or rules of contract construction shall not be applied to this Agreement, notwithstanding anything contained herein (other than Section 9.7 hereof) or in any Applicable Law.

     10.11     Notices. All notices to be given or otherwise made to any party
               -------
to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile transmission (with a conforming copy sent by United States or New Zealand mail, registered or certified mail, return receipt requested), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth herein or at such other address as may hereafter be designated in writing by the addressee to the addressor and listing all parties. All such notices shall, when mailed or telecopied, be effective when received or when attempted delivery is refused.

     10.12     Remedies. The remedies provided herein are cumulative, may be
               --------
exercised successively or concurrently, and are exclusive of any other remedies provided by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective as of the date set forth above.

SIGNED for and on behalf of             SIGNED for and on behalf of
AUCKLAND UNISERVICES, LTD.:             PACIFIC TITLE/MIRAGE, INC.:



/s/ John A. Kernohan                    /s/ Michael S. Rosenblatt
---------------------------             ----------------------------
John A. Kernohan                        Michael S. Rosenblatt
Chief Executive Officer                 Co-President
Date: June 12, 1998                     Date: 6/12/98
      ---------------------                   ----------------------

                  [LETTERHEAD OF THE UNIVERSITY OF AUCKLAND]

[LOGO]


19 May 1998



Pacific Title/Mirage
5055 Wilshire Blvd
Suite 3000
Los Angeles
CA 90036
U.S.A.


Attention: Robert Verratti

Dear Mr Verratti

Re: Technologies License, Development, Consulting and Collaboration Agreement

This letter is to confirm that it is the policy of The University of Auckland that all research and development contracts using staff and other resources at The University of Auckland shall be undertaken through Auckland UniServices Limited (UniServices). UniServices is authorised to make such arrangements on terms which suit both the University and UniServices.

This policy has been in effect since December 1990 and it is contemplated that this arrangement will continue for at least the next five years.

I confirm that I am aware of the contractual arrangements currently being negotiated between Pacific Title/Mirage and UniServices.

Your sincerely


/s/ W.B. Nicoll

W.B. NICOLL
REGISTRAR

================================================================================
                                                                           Draft
                                                                19 December 1996




                          THE UNIVERSITY OF AUCKLAND
                                     (UOA)


                         AUCKLAND UNISERVICES LIMITED
                                 (UniServices)








                  DEED OF ASSIGNMENT OF INTELLECTUAL PROPERTY





                                  BROOKFIELDS
                                    LAWYERS
                              AUCKLAND & MANUKAU
================================================================================

                  DEED OF ASSIGNMENT OF INTELLECTUAL PROPERTY

DEED dated the 28th day of FEBRUARY 1997

PARTIES

1.   THE UNIVERSITY OF AUCKLAND ("UOA")

2.   AUCKLAND UNISERVICES LIMITED ("UniServices")

INTRODUCTION

A.   UniServices is a company wholly owned by UOA

B. UniServices was incorporated for the purpose, amongst other things, of identifying and developing intellectual property created by UOA staff and therefore the property of UOA, for commercial gain.

C. The parties have agreed that to enable Uniservices to carry out this function all such intellectual property shall become the property of UniServices.

THIS DEED RECORDS:

1.   DEFINITIONS AND INTERPRETATION

1.1  In this deed unless the context otherwise requires:

     "Intellectual Property" means all intellectual property which at the date of this deed or in the future and whether existing at the date of this deed or created in the future, becomes the property of UOA and includes all copyright patents, plant varieties and designs and all confidential information and know how but does not include the Excluded Intellectual Property.

     "Excluded Intellectual Property" means:

     (a) all the trademarks and rights to any names and all goodwill and copyright associated with the same;

     (b) all rights to any journal articles, books and any other artistic literature including novels and poems;

     (c)  all rights to any works of art or music; and

     (d)  all rights to any instructive material (other than computer software).

     "Commercial Intellectual Property" means Intellectual Property identified by UniServices for commercial exploitation or with a potential for commercial exploitation as provided in clause 3.1.

1.2  In this deed:

     (a) Where the context permits, the singular includes the plural and vice versa.

     (b) References to any "party" mean a party to this deed and include the successors, executors, administrators and permitted assignees (as the case may be) of that party.

     (c) Anything which may be done at any time may also be done from time to time (unless stated otherwise).

2.   ASSIGNMENT

2.1 In consideration of the covenants contained in this deed UOA assigns all the Intellectual Property to UniServices absolutely and where that Intellectual Property or UOA's right to the same come into existence after the date of this deed this clause shall operate to vest that Intellectual Property in UniServices immediately that Intellectual Property comes into existence or becomes the property of UOA.

3.   COMMERCIAL DEVELOPMENT AND PROTECTION BY UNISERVICES

3.1 UniServices shall constantly review the Intellectual Property with a view to identifying any parts of the Intellectual Property suitable for commercial exploitation or which if further developed may become suitable for commercial exploitation.

3.2 Upon identifying any Commercial Intellectual Property, UniServices shall take all reasonable steps to commercially exploit that Commercial Intellectual Property or to develop it further with a view to its commercial exploitation.

3.3 If UniServices wishes to develop any Commercial Intellectual Property further, UniServices shall inform suitably qualified staff of UOA and then enter into negotiations with those staff on any terms on which UniServices may be prepared to further develop that Commercial Intellectual Property using the services of UOA or that staff of UOA acting as independent contractors. Such negotiations shall be on the understanding that:

     (a)  All negotiations will on an arms length basis.

     (b) UniServices will be free to negotiate and to make any agreement with any third party at its discretion.

     UniServices shall ensure that any arrangement negotiated with or involving UOA staff complies in all things with UOA's then current staffing policies on staff involved in projects of this nature.

3.4 UniServices shall take all reasonable steps to protect any Commercial Intellectual Property including, where appropriate, filing patent applications in New Zealand and elsewhere. In making any decision in this regard Uniservices may take into account the cost of such protection against the value and likelihood of any commercial gain.

4.   PROTECTION BY UOA

4.1 UOA shall procure that its staff take all steps to inform UniServices of the development of any Intellectual Property which may reasonably be considered Commercial Intellectual Property and shall not disclose the same to any person other than UniServices, until UniServices has confirmed to that staff member whether UniServices considers such Intellectual Property to be Commercial Intellectual Property or not.

4.2 UOA shall also procure that UOA's staff Maintain as confidential at all times, and not at any time, directly or indirectly:

     (a)  Disclose or permit to be disclosed to any person; or

     (b)  Use for themselves; or

     (c)  Use to the detriment of UniServices,

     any Commercial Intellectual Property except

          (i)    As required by law; or

          (ii)   Where it is already or has become public knowledge; or

          (iii)  As authorised in writing by UniServices.

4.3 UniServices agrees that it will not unreasonably withhold its consent to the publication of any Commercial Intellectual Property as part of an academic paper to be published by a member of UOA staff provided:

     (a) Such publication does not result in UniServices being in breach of any obligation to any third party;

     (b) The academic paper is submitted to UniServices for its approval before it is released to any third party.

     (c) UniServices may delay any publication or disclosure to allow protection of any Commercial Intellectual Property.

     (d) UniServices may require any Commercial Intellectual Property which Uniservices considers, at its discretion, to be commercially sensitive to be deleted.

4.4 UOA shall procure that any member of UOA staff involved in the development of any Commercial Intellectual Property are available for and assist UniServices in any steps UniServices wishes to take to protect that Commercial Intellectual Property including lending their name to any patent application or otherwise.

5.   LIABILITY

5.1 Except as provided in this deed, UOA shall not be liable to UniServices for any loss or damage whatsoever or howsoever caused arising directly or indirectly in connection with any Intellectual Property, its use or otherwise, except that which it is unlawful to exclude.

5.2 To the extent permitted by law all statutory or other implied warranties are hereby excluded.

6.   GENERAL

6.1 No waiver of any breach, or failure to enforce any provision, of this deed at any time by either party shall in any way limit or waive the right of that party to subsequently require strict compliance with this deed.

6.2 This deed is governed by the laws of New Zealand and the parties submit to the exclusive jurisdiction of the New Zealand courts in respect of all matters relating to this deed.

6.3 If any provision of this deed is or becomes invalid or unenforceable, that provision shall be deemed deleted from this deed and such invalidity or unenforceability shall not affect the other provisions of this deed, all of which shall remain in full force and effect to the extent permitted by law, subject to any modifications made necessary by the deletion of the invalid or unenforceable provisions.

6.4 Each party shall do all things and execute all documents reasonably required in order to give effect to the provisions and intent of this deed.

6.5 The parties agree that at the time it is assigned by this deed the value of the Intellectual Property is zero. However, if GST is or becomes payable in respect of the assignment of any Intellectual Property the amount of that GST shall be paid by UniServices to UOA upon demand by UOA.

EXECUTION



THE SEAL of                         )
THE UNIVERSITY OF                   )
AUCKLAND                            )
was hereunto affixed                )
in the presence of:                 )


 /s/ [ILLEGIBLE]  Member of Council
-------------------------------------

 /s/ [ILLEGIBLE]  Member of Council
-------------------------------------

 /s/ [ILLEGIBLE]  Registrar
-------------------------------------


SIGNED by                           )
AUCKLAND UNISERVICES                )
LIMITED                             )
by:                                 )


  /s/ [ILLEGIBLE]
-------------------------------------
(Director)

  /s/ [ILLEGIBLE]
-------------------------------------
(Director)

                              SOFTWARE AGREEMENT

SOFTWARE AGREEMENT ("Agreement") dated the 2nd day of March, 1998 ("Effective Date")

PARTIES

1.   AUCKLAND UNISERVICES LIMITED (Uniservices")

2. THE REGENTS OF THE UNIVERSITY OF CALIFORNIA ("The Regents") on behalf of the San Diego campus ("UCSD")

INTRODUCTION

A. In the late 1980's the computer programme known as "CMISS" was developed by staff at the University of Auckland. Professor Andrew McCulloch ("McCulloch"), currently an employee of UCSD, was a staff member involved in the development of the programme.

B. All of the University of Auckland's rights in CMISS have been transferred to Uniservices.

C. McCulloch has, using elements of CMISS, developed a programme known as dCMISS (SDC98008).

D. The parties hereto wish to enter into an agreement regarding the licensing of CMISS to The Regents by Uniservices.

Therefore, the parties agree as follows:

AGREEMENT

1.   DEFINITION AND INTERPRETATION

     Definition

1.1  In this agreement, unless the context otherwise requires:

     "Drug Discovery" means any discovery for therapeutics realised through, with, or aided by the use of dCMISS in: (i) drug identification, validation, testing and assessment of drug targets; (ii) assay development using drug targets, including cell construction and adaptation to assay format by way of high throughput formats; (iii) identification screening of potential drug lead compounds, including natural products, synthetic compounds and combinatorial libraries of compounds; (iv) identification of lead components and medicinal chemistry candidates; (v) development of surrogate assays which may, in addition to other uses, be necessary to follow in-vivo trials, pre-clinical animal studies, including determinations of dosage, specificity assimilation, distribution among tissues, metabolism and excretion of the compound; (vi) design, assessment and testing of delivery modes, routes and formulations; and (vii) clinical testing and/or marketing of drug candidates.

1.2  In this Agreement:

     a) Where the context permits the singular includes the plural and vice versa.

     b) References to any "party" means a party to this Agreement and include the successors, executors, administrators and permitted assignees, as the case may be, of that party.

     c) Where the context permits, references to a "person" include an individual, firm, company, corporation or unincorporated body of persons, any public, territorial or regional authority, any government, and any agency of any government or of any such authority.

     d) References to "dCMISS" in the text refer to elements of CMISS source code contained in the dCMISS source code.

2.   ACKNOWLEDGEMENTS

2.1 The Regents acknowledge that dCMISS contains elements of CMISS developed by the University of Auckland.

2.2 The Regents acknowledge that the elements of CMISS contained in dCMISS are owned by the University of Auckland.

2.3 Uniservices has indicated that Uniservices has acquired all rights to CMISS from the University of Auckland.

3.   USE OF dCMISS

3.1 Subject to clause 3.2, Uniservices licenses to The Regents the right to use the elements of CMISS contained in dCMISS.

3.2 The Regents shall not license, or deliver for the use of others, the elements of CMISS contained in dCMISS for any commercial use in the Drug Discovery area.

3.3 From the effective date of this Agreement, The Regents agree not to use the term "CMISS" in any name of or reference to dCMISS.

4.   CONFIDENTIALITY AND SUPPLY OF dCMISS SOURCE CODE

4.1 As of the Effective Date of this Agreement, The Regents shall exercise all reasonable efforts to maintain confidential at all times, and shall not at any time, directly or indirectly, disclose or permit to be disclosed any elements of the CMISS source code contained in the dCMISS source code to any person, including employees of UCSD, except as provided in clause 4.2 of this Agreement or as authorized in writing by UniServices.

4.2 The Regents may disclose any of the elements of CMISS source code which are part of the dCMISS source code to any person provided that contained therein is an appropriate warning as to limitation on further disclosure and use for commercial purposes. Such warning shall include the following:

     a) The receiving party agrees to use the source code for academic purposes only; and

     b) The receiving party will not have any commercial undertaking involving the use of the dCMISS source code; and

     c) The receiving party covenants not to disclose that source code to any further person; and

     d) The receiving party acknowledges that part of the dCMISS source code, developed at the University of Auckland, is not owned by The Regents but by a third person.

5.   TERMS AND TERMINATION

5.1 This agreement will take effect on the Effective Date and shall remain in effect until or unless terminated in accordance with clause 5.2 or clause 5.3.

5.2 In addition to any other right of termination or remedy conferred on the parties under this Agreement or by law, UniServices may, at its absolute discretion, either withdraw in whole or in part any consent to and/or license of the use of the elements of CMISS contained within dCMISS as set out in clause 3 of this Agreement or terminate this Agreement at any time and with immediate effect by written notice given to The Regents if:

     a) The Regents has failed to comply with an earlier written notice given by

          UniServices specifying material breach of this Agreement by The Regents and, in the case of a breach which is capable of remedy, requiring that The Regents remedy the breach within 7 days after receipt of that earlier notice.

     b) The Regents has committed any material breach of this Agreement, which breach is not reasonably capable of being remedied by The Regents within 7 days.

5.3  Upon termination of this Agreement for whatever reasons:

     a) Such termination shall be without prejudice to the rights and remedies of either party in respect of any breach of this Agreement by the other party, where such breach occurred prior to the termination of this Agreement.

     b) The provision of clause 4.1, together with those other provisions of this Agreement which are incidental to and required in order to give effect to that clause, shall remain in full force and effect for five
          (5) years after termination of this Agreement.

6.   DISPUTES

6.1 The parties shall meet and discuss in good faith any dispute between them arising out of this Agreement.

6.2 If the discussions referred to in clause 6.1 fail to resolve the relevant dispute, either party may, by written notice to the other party, require that the dispute be submitted for mediation by a single mediator nominated by the President for the time being of the Auckland District Law Society. In the event of any such submission to mediation:

     a) The mediator shall be deemed to be not acting as an expert or as an arbitrator.

     b) The mediator shall determine the procedure and timetable for the mediation. Participation by telephone shall be acceptable.

     c)   The cost of the mediation shall be shared equally between the parties.

6.3 Neither party may issue any legal proceedings, other than for urgent interlocutory relief, in respect of any such dispute, unless that party has first taken all reasonable steps to comply with clauses 6.1 and 6.2.

7    NON WAIVER

7.1 No waiver of any breach, or failure to enforce any provision, of this Agreement at any time by any party shall in any way limit or waive the right of that party to subsequently enforce and compel strict compliance with this Agreement.

8.   NON ASSIGNMENT

8.1 The Regents shall not transfer or assign any of their liabilities or rights under this Agreement to any other person without the prior written consent of Uniservices, which consent may be withheld at Uniservices' absolute discretion.

EXECUTION

SIGNED on behalf of AUCKLAND UNISERVICES LIMITED by:

/s/ John  A. Kernoban
------------------------------------------------
John Kernoban, Chief Executive Officer


Date: March 16, 1998
     -------------------------------------------


SIGNED on behalf of THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

     /s/ Alan Paau
------------------------------------------------
Alan Paau, Director, Technology Transfer Office

Date: 3/2/98
     -------------------------------------------

                                   EXHIBIT C
                          PREFERRED ESCROW AGREEMENT

                      Account Number ___________________


     This Agreement is effective ______________, 19_____ among Data Securities International, Inc. ("DSI"), Auckland UniServices Limited ("Depositor") and Pacific Title/Mirage, Inc. ("Preferred Beneficiary"), who collectively may be referred to in this Agreement as "the parties."

     A. Depositor and Preferred Beneficiary have entered or will enter into a license agreement, development agreement, collaborative agreement, and/or other agreement regarding certain proprietary technology of Depositor (referred to in this Agreement as "the license agreement").

     B. Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.

     C. The availability of the proprietary technology of Depositor is critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.

     D. Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of the proprietary technology materials of Depositor.

     E. The parties desire this Agreement to be supplementary to the license agreement pursuant to 11 United States [Bankruptcy] Code, Section 365(n).

ARTICLE 1 -- DEPOSITS

     1.1  Obligation to Make Deposit. Upon the signing of this Agreement by the
          --------------------------
parties, Depositor shall deliver to DSI the proprietary information and other materials ("deposit materials") required to be deposited by the license agreement or, if the license agreement does not identify the materials to be deposited with DSI, then such materials will be identified on an Exhibit A. If Exhibit A is applicable, it is to be prepared and signed by Depositor and Preferred Beneficiary. DSI shall have no obligation with respect to the preparation, signing or delivery of Exhibit A.

     1.2  Identification of Tangible Media. Prior to the delivery of the deposit
          --------------------------------
materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape, disk, or other tangible media upon which the deposit materials are written or stored. Additionally, Depositor shall complete Exhibit B to this Agreement by listing each such tangible media by the item label description, the type of media and the quantity. The Exhibit B must be signed by Depositor and delivered to DSI with the deposit materials. Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the parties regarding the status of the deposit account as required in Section 2.2 below.

     1.3  Deposit Inspection. When DSI receives the deposit materials and the
          ------------------
Exhibit B, DSI will conduct a deposit inspection by visually matching the labelling of the tangible media containing the deposit materials to the item descriptions and quantity listed on the Exhibit B. In addition to the deposit inspection, Preferred Beneficiary may elect to cause a verification of the deposit materials in accordance with Section 1.6 below.

     1.4  Acceptance of Deposit.  At completion of the deposit inspection, if
          --------------------
DSI determines that the labelling of the tangible media matches the item descriptions and quantity on Exhibit B, DSI will date and sign the Exhibit B and mail a copy of Exhibit B to Depositor and Preferred Beneficiary. If DSI determines that the labelling does not match the item descriptions or quantity on the Exhibit B, DSI will (a) note the discrepancies in writing on the Exhibit B; (b) date and sign the Exhibit B with the exceptions noted; and (c) provide a copy of the Exhibit B to Depositor and Preferred Beneficiary. DSI's acceptance of the deposit occurs upon the signing of the Exhibit B by DSI. Delivery of the signed Exhibit B to Preferred Beneficiary is Preferred Beneficiary's notice that the deposit materials have been received and accepted by DSI.

     1.5  Depositor's Representations.  Depositor represents as follows:
          ---------------------------

     a. Depositor lawfully possess all of the deposit materials deposited with DSI;

     b. With respect to all of the deposit materials, Depositor has the right and authority to grant to DSI and Preferred Beneficiary the rights as provided in this Agreement;

     c. The deposit materials are not subject to any lien or other encumbrance;

     d. The deposit materials consist of the proprietary information and other materials identified either in the license agreement or Exhibit A, as the case may be; and

     e. The deposit materials are readable and useable in their current form or, if the deposit materials are encrypted, the decryption tools and decryption keys have also been deposited, and include all required versions thereof needed to make the deposit materials useful to the Beneficiary.


     1.6  Verification. Preferred Beneficiary shall have the right, at
          ------------
Preferred Beneficiary's expense, to cause a verification of any deposit materials. A verification determines, in different levels of detail, the accuracy, completeness, sufficiency and quality of the deposit materials. If a verification is elected after the deposit materials have been delivered to DSI, then only DSI, or at DSI's election an independent person or company selected and supervised by DSI, may perform the verification.

     1.7  Deposit Updates.  Except as otherwise provided by the license
          ---------------
agreement, Depositor shall update the deposit materials within 50 days of each release of a new version of the product which is subject to the license agreement. Such updates will be added to the existing deposit. All deposit updates shall be listed on a new Exhibit B and the new Exhibit B shall be signed by Depositor. Each Exhibit B will be held and maintained separately within the escrow account. An independent record will be created which will document the activity for each Exhibit B. The processing of all deposit updates shall be in accordance with Sections 1.2 through 1.6 above. All references in this Agreement to the deposit materials shall include the initial deposit materials and any updates for all needed versions thereof.

     1.8  Removal of Deposit Materials. The deposit materials may be removed
          ----------------------------
and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.

ARTICLE 2 -- CONFIDENTIALITY AND RECORD KEEPING

     2.1  Confidentiality. DSI shall maintain the deposit materials in a secure,
          ---------------
environmentally safe, locked facility which is accessible only to authorized representatives of DSI. DSI shall have the obligation to reasonably protect the confidentiality of the deposit materials. Except as provided in this Agreement, DSI shall not disclose, transfer, make available, or use the deposit materials. DSI shall not disclose the content of this Agreement to any third party. If DSI receives a subpoena or other order of a court or other judicial tribunal pertaining to the disclosure or release of the deposit materials, DSI will immediately notify the parties to this Agreement. It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order. DSI will not be required to disobey any court or other judicial tribunal order. (See Section 7.5 below for notices of requested orders).

     2.2  Status Reports.  DSI will issue to Depositor and Preferred
          --------------
Beneficiary a report profiling the account history at least semi-annually.
DSI may provide copies of the account history pertaining to this Agreement upon the request of any party to this Agreement.

     2.3  Audit Rights.  During the term of this Agreement, Depositor and
          ------------
Preferred Beneficiary shall each have the right to inspect the written records of DSI pertaining to this Agreement. Any inspection shall be held during normal business hours and following reasonable prior notice.

ARTICLE 3 -- GRANT OF RIGHTS TO DSI

     3.1  Title to Media.  Depositor hereby transfers to DSI the title to the
          --------------
media upon which the proprietary information and materials are written or stored. However, this transfer does not include the ownership of the proprietary information and materials contained on the media such as any copyright, trade secret, patent or other intellectual property rights, except as otherwise provided on the license agreement.

     3.2  Right to Make Copies.  DSI shall have the right to make copies of the
          --------------------
deposit materials as reasonably necessary to perform this Agreement. DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the deposit materials onto any copies made by DSI. With all deposit materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the deposit materials including but not limited to the hardware and/or software needed.

     3.3  Right to Transfer Upon Release.  Depositor hereby grants to DSI the
          ------------------------------
right to transfer the deposit materials to Preferred Beneficiary upon any release of the deposit materials for use by Preferred Beneficiary in accordance with Section 4.5. Except upon such a release or as otherwise provided in this Agreement. DSI shall not transfer the deposit materials.

ARTICLE 4 -- RELEASE OF DEPOSIT

     4.1  Release Conditions.  As used in this Agreement, "Release Conditions"
          ------------------
shall mean the following:

          a. Depositor's failure to substantially and materially carry out the obligations, agreements, covenants or representations imposed on it pursuant to the license agreement; or

          b. Depositor's failure to continue to do business in the ordinary course.

     4.2  Filing for Release.  When Preferred Beneficiary believes in good faith
          ------------------
that a Release Condition has occurred, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition and a request for the release of the deposit materials. Upon receipt of such notice, DSI shall provide a copy of the notice to Depositor, by hand or by facsimile (with confirmation copy by certified mail, return receipt requested, or by commercial express mail).

     4.3  Contrary Instructions.  From the date DSI delivers the notice
          ---------------------
requesting release of the deposit materials, Depositors shall have twenty business days to deliver to DSI Contrary Instructions. "Contrary Instructions" shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured. Upon receipt of Contrary Instructions, DSI shall send a copy to Preferred Beneficiary by hand or by facsimile (with confirmation copy by certified mail, return receipt requested, or by commercial express mail). Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to the Dispute Resolution section (Section 7.3) of this Agreement. Subject to Section 5.2, DSI will continue to store the deposit materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary; (b) resolution pursuant to the Dispute Resolution provisions; or (c) order of a court.

     4.4  Release of Deposit.  If DSI does not receive Contrary Instructions
          ------------------
from the Depositor, DSI is authorized to release the deposit materials to the Preferred Beneficiary or, if more than one beneficiary is registered to the deposit, to release a copy of the deposit materials to the Preferred Beneficiary. However, DSI is entitled to receive any fees due DSI before making the release. This Agreement will terminate upon the release of the deposit materials held by DSI.

     4.5  Right to Use Following Release.  Unless otherwise provided in the
          ------------------------------
license agreement, upon release of the deposit materials in accordance with this
Article 4, Preferred Beneficiary shall have the right to use the deposit materials for the sole purpose of continuing the benefits afforded to Preferred Beneficiary by the license agreement. Except as otherwise provided in the license agreement, Preferred Beneficiary shall be obligated to maintain the confidentiality of the released deposit materials.

ARTICLE 5 -- TERM AND TERMINATION

     5.1  Term of Agreement.  The initial term of this Agreement is for a period
          -----------------
of one year. Thereafter, this Agreement shall automatically renew from year-to-year unless (a) Depositor and Preferred Beneficiary jointly instruct
DSI in writing that the Agreement is
terminated; or (b) the Agreement is terminated by DSI for nonpayment in accordance with Section 5.2. If the deposit materials are subject to another escrow agreement with DSI, DSI reserves the right, after the initial one year term, to adjust the anniversary date of this Agreement to match the then prevailing anniversary date of such other escrow arrangements.

     5.2  Termination for Nonpayment.  In the event of the nonpayment of fees
          --------------------------
owed to DSI, DSI shall provide written notice of delinquency to all parties to this Agreement. Any party to this Agreement shall have the right to make the payment to DSI to cure the default. If the past due payment is not received in full by DSI within one month of the date of such notice, then DSI shall have the right to terminate this Agreement at any time thereafter by sending written notice of termination to all parties. DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI remains unpaid.

     5.3  Disposition of Deposit Materials Upon Termination.  Upon termination
          -------------------------------------------------
of this Agreement by joint instruction of Depositor and Preferred Beneficiary, DSI shall destroy, return, or otherwise deliver the deposit materials in accordance with Depositor's instructions. Upon termination for nonpayment, DSI may, at its sole discretion, destroy the deposit materials or return them to Depositor. DSI shall have no obligation to return or destroy materials if the deposit materials are subject to another escrow agreement with DSI.

     5.4  Survival of Terms Following Termination. Upon termination of this
          ---------------------------------------
Agreement, the following provisions of this Agreement shall survive:

          a.   Depositor's Representations (Section 1.5);

          b. The obligations of confidentiality with respect to the deposit materials;

          c. The rights granted in the sections entitled Right to Transfer Upon Release (Section 3.3) and Right to Use Following Release (Section 4.5), if a release of the deposit materials has occurred prior to termination;

          d.   The obligation to pay DSI any fees and expenses due;

          e.   The provisions of Article 7; and

          f. Any provisions of this Agreement which specifically state they survive the termination or expiration of this Agreement.

ARTICLE 6 -- DSI'S FEES

     6.1  Fee Schedule.  DSI is entitled to be paid its standard fees and
          ------------
expenses applicable to the services provided. DSI shall notify the party responsible for payment of DSI's fees at least 90 days prior to any increase in fees. For any service not listed on DSI's standard fee schedule, DSI will provide a quote prior to rendering the service, if requested.

     6.2  Payment Terms.  DSI shall not be required to perform any service
          -------------
unless the payment for such service and any outstanding balances owed to DSI are paid in full. All other fees are due upon receipt of invoice. If invoiced fees are not paid, DSI may terminate this Agreement in accordance with Section 5.2. Late fees on past due amounts shall accrue at the rate of one and one-half percent per month (18% per annum) from the date of the invoice.

ARTICLE 7 -- LIABILITY AND DISPUTES

     7.1  Right to Rely on Instructions. DSI may act in reliance upon any
          -----------------------------
instruction, instrument, or signature reasonably believed by DSI to be genuine. DSI may assume that any employee of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so. DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI.

     7.2  Indemnification. DSI shall be responsible to perform its obligations
          ---------------
under this Agreement and to act in a reasonable and prudent manner with regard to this escrow arrangement. Provided DSI has acted in the manner stated in the preceding sentence, Depositor and Preferred Beneficiary each agree to indemnify, defend and hold harmless DSI from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney's fees and other liabilities incurred by DSI relating in any way to this escrow arrangement.

     7.3  Dispute Resolution. Except as otherwise provided by the license
          ------------------
agreement, any dispute relating to or arising from this Agreement shall be resolved by arbitration under the Commercial Rules of the American Arbitration Association. Unless otherwise agreed by Depositor and Preferred Beneficiary, arbitration will take place in Los Angeles, California, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator(s). Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address.

     7.4  Controlling Law. This Agreement is to be governed and construed in
          ---------------
accordance with the Applicable Law provisions of the license agreement.


     7.5  Notice of Requested Order. If any party intends to obtain an order
          -------------------------
from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking any action, that party shall:

          a.   Give DSI at least two business days' prior notice of the hearing;

          b. Include in any such order that, as a precondition to DSI's obligation, DSI be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and

          c. Ensure that DSI not be required to deliver the original (as opposed to a copy) of the deposit materials if DSI may need to retain the original in its possession to fulfill any of its other duties.

ARTICLE 8 -- GENERAL PROVISIONS

     8.1  Entire Agreement.  This Agreement, which includes the Exhibits
          ----------------
described herein, embodies the entire understanding among the parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written. No amendment or modification of this Agreement shall be valid or binding unless signed by all the parties hereto, except that Exhibit A need not be signed by DSI, Exhibit B need not be signed by Preferred Beneficiary, and Exhibit C need not be signed.

     8.2  Notices. All notices, invoices, payments, deposits and other documents
          -------
and communications shall be given to the parties at the addresses specified in the attached Exhibit C. It shall be the responsibility of the parties to notify each other as provided in this Section in the event of a change of address. The parties shall have the right to rely on the last known address of the other parties. Unless otherwise provided in this Agreement, all documents and communications may be delivered by First Class mail.

     8.3  Severability. In the event any provision of this Agreement is found to
          ------------
be invalid, voidable or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

     8.4  Successors. This Agreement shall be binding upon and shall inure to
          ----------
the benefit of the successors and assigns of the parties. However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of parties.


Auckland UniServices Limited                 Pacific Title/Mirage, Inc.

________________________________             _______________________________
Depositor                                    Preferred Beneficiary

By: /s/ John A. Kernohan                     By: /s/ Dr. Ivan Gulas
   -----------------------------                ----------------------------

Name: JOHN A. KERNOHAN                       Name: Dr. Ivan Gulas
     ---------------------------                  --------------------------

Title: CHIEF EXECUTIVE OFFICER               Title: Co-President
      --------------------------                   -------------------------

Date: JUNE 12, 1998                          Date:   5/24/98
     ---------------------------                  --------------------------

                       Data Securities International, Inc.

                       By:  John V. Borovka
                          -------------------------------

                       Name:  John V. Borovka
                            -----------------------------

                       Title: VP SALES & MARKETING
                             ----------------------------

                       Date:      6-12-98
                            -----------------------------

                                                                       EXHIBIT A

                           MATERIALS TO BE DEPOSITED

                           Account Number __________

Depositor represents to Preferred Beneficiary that deposit materials delivered to DSI shall consist of the following:



Auckland UniServices Limited                 Pacific Title/Mirage, Inc.

________________________________             _______________________________
Depositor                                    Preferred Beneficiary

By: /s/ John A. Kernohan                     By: /s/ Dr. Ivan Gulas
   -----------------------------                ----------------------------

Name: JOHN A. KERNOHAN                       Name: Dr. Ivan Gulas
     ---------------------------                  --------------------------

Title: CHIEF EXECUTIVE OFFICER               Title: Co-President
      --------------------------                   -------------------------

Date: JUNE 12, 1998                          Date:   5/24/1998
     ---------------------------                  --------------------------

                                                                       EXHIBIT B

                       DESCRIPTION OF DEPOSIT MATERIALS

Depositor Company Name _________________________________________________________
Account Number _________________________________________________________________

PRODUCT DESCRIPTION:
Product Name _______________________________      Version ______________________
Operating System _______________________________________________________________
________________________________________________________________________________
Hardware Platform ______________________________________________________________
________________________________________________________________________________


DEPOSIT COPYING INFORMATION:
Hardware required:______________________________________________________________
________________________________________________________________________________
Software required:______________________________________________________________
________________________________________________________________________________

DEPOSIT MATERIAL DESCRIPTION:

Qty       Media Type & Size        Label Description of Each Separate Item
                                   (excluding documentation)
___       Disk 3.5" or ___

___       DAT tape __mm

___       CD-ROM

___       Data cartridge tape ___

___       TK 70 or ___ tape

___       Magnetic tape ___

___       Documentation

___       Other ____________________________

I certify for Depositor that the above       DSI has inspected and accepted the
described deposit materials have been        above materials (any exceptions are
transmitted to DSI:                          noted above):

Auckland UniServices Limited                 Data Securities International, Inc.

Signature__________________________          Signature__________________________
Print Name_________________________          Print Name_________________________
Date_______________________________          Date Accepted:_____________________
                                             Exhibit B#_________________________

     Send materials to: DSI, 9555 Chesapeake Dr. #200, San Diego, CA 92123

                                                  Escrow       Annual Fees
                                                  Account      Additional
                                         First    Renewal      Beneficiary
Protection System                        Year     Years        or Depositor
-----------------                        ----     -----        ------------

Preferred                               $2,300     $1,300      $  n/a
Master Preferred-Depositor               3,300      1,300         650
Master Preferred-Beneficiary             3,300      1,300       1,300
Comprehensive Preferred                  3,100      2,100       1,450
FlexSAFE                                 1,500      1,200         200
SAFE                                     1,500      1,200          50
Technology Protection (POST)               650        650         n/a

1.   Included Services

     Administrative services and protection vary depending on the system selected. Please consult with your DSI representative to ensure that you are utilizing the agreement which best suits your needs.

2.   Custom Agreements

     A $500 customization fee will be added to the first year when contract changes increase DSI's risk or modify our release, termination or update processes.

3.   Preferred Discounts

     Preferred fees will be discounted $650/year when the deposit materials are held in an existing DSI escrow account.

4.   Additional Protection Systems

          Preferred or Comprehensive Preferred                 $1,000
          Master Preferred                                      2,000
          SAFE or FlexSAFE                                        300

SERVICE OPTIONS

Unlimited deposit updates/replacements + one additional
storage unit                                                   $300/yr.
Individual deposit updates/replacements                        $200/ea.
DepositTrack updates                                           $300/ea.
Remote vaulting                                                $500/yr.
Release filing fee                                              *no fee
Additional storage units                                       $100/ea.
Technical verification (estimates based on $150/hr.)
     Verification Level I                                       $300-600
     Verification Level II (includes Level I)                 $600-1,200
     Verification Level III (includes Levels I and II)      $2,400-4,600

* direct expenses in excess of $300 will be chargeable.

                                  AUCKLAND UNISERVICES LIMITED
                                STATEMENT OF FINANCIAL POSITION
                                     AS AT 31 DECEMBER 1997

                                             Consolidated   Consolidated     Parent         Parent         Parent
                                             1997 Actual    1996 Actual    1997 Actual    1997 Budget    1996 Actual
                                                  $              $              $              $              $
ASSETS
------

CURRENT ASSETS
--------------
Cash in Hand and at Bank (Note 11)               4,857,931      5,797,021      4,853,283     5,833,000      5,797,021
Bank Deposits (Note 11)                          9,168,827      5,937,362      9,168,827     4,814,206      5,937,361
Accounts Receivable                              2,583,569      2,520,444      2,583,569     3,227,833      2,520,444
Provisions for Doubtful Debts                      (45,000)       (45,000)       (45,000)      (45,000)       (45,000)
Work in Progress                                 3,718,537      1,321,573      3,718,537     1,119,775      1,321,573
Sundry Debtors                                      82,322        160,727         32,662        25,749        160,727
                                               ------------------------------------------------------------------------
TOTAL CURRENT ASSETS                            20,366,186     15,692,127     20,311,878    14,975,563     15,692,126
--------------------

NON-CURRENT ASSETS
------------------
Fixed Assets (Note 3)                              478,956        587,440        478,956       422,023        587,440
------------

Investments (Note 6)
-----------
Advance to Associate Company                        39,703        107,932         39,703        67,872        107,932
Investment in Associate Companies                   14,472         14,896         14,472        45,683         14,896
Loan to Subsidiary Company (Note 4)                      0              0        880,145             0              0
                                               ------------------------------------------------------------------------
                                                    54,175        122,828        934,320       113,555        122,828

Intangible Assets
-----------------
Development Costs (Note 7)                         635,984        171,778         75,057       206,563        171,778
                                               ------------------------------------------------------------------------
                                                   635,984        171,778         75,057       206,563        171,778
                                               ------------------------------------------------------------------------
TOTAL NON-CURRENT ASSETS                         1,169,115        882,046      1,488,333       742,141        882,046
------------------------
                                               ------------------------------------------------------------------------
TOTAL ASSETS                                    21,535,301     16,574,173     21,800,211    15,717,704     16,574,173
------------                                   ------------------------------------------------------------------------

CURRENT LIABILITIES
-------------------
Bank Overdraft (Note 11)                           169,880         13,452        169,880        12,206         13,452
Trade Creditors                                    712,625        658,784        676,625       154,898        658,784
Advance Billings                                16,626,909     12,931,602     16,626,909    12,306,305     12,931,602
Consultant Creditors                             1,202,946        779,350      1,202,946       837,570        779,350
Sundry Creditors                                   348,878        284,419        348,878       323,742        264,351
Employee Entitlements                              183,895        144,208        183,895        64,909        144,208
NeuronZ Current Account (Note 4)                         0        226,998              0             0        226,998
Pacific Enzymes Current Account                     28,488              0         28,488             0              0
The University of Auckland Current Account
(Note 4)                                            13,657        133,585         13,657        77,269        133,585
                                               -----------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                       19,287,278     15,172,398     19,251,278    13,776,699     15,152,330

SHAREHOLDERS' FUNDS
Authorised, Issued and Paid Up Capital
200,100 Ordinary $1 Shares
Fully paid                                         200,100        200,100        200,100       200,100        200,100
Revenue Reserves
----------------
Retained Earnings                                2,047,923      1,201,675      2,348,833     1,740,905      1,221,743
                                               -----------------------------------------------------------------------
Shareholder's Funds                              2,248,023      1,401,775      2,548,933     1,941,005      1,421,843
-------------------                            -----------------------------------------------------------------------
TOTAL SHAREHOLDER'S FUNDS
-------------------------
ADVANCES AND LIABILITIES                        21,535,301     16,574,173     21,800,211    15,217,704     16,574,173
------------------------                       -----------------------------------------------------------------------

The notes on pages 9 to 15 form an integral part of these accounts.

On behalf of the Board
                       /s/ [ILLEGIBLE]
                       --------------------------- Director
                       /s/ [ILLEGIBLE]
                       --------------------------- Director

                                                           April 1998

                         AUCKLAND UNISERVICES LIMITED
                      STATEMENT OF FINANCIAL PERFORMANCE
                      FOR THE YEAR ENDED 31 DECEMBER 1997

                                              Consolidated   Consolidated     Parent         Parent         Parent
                                              1997 Actual    1996 Actual    1997 Actual    1997 Budget    1996 Actual
                                                   $              $              $              $              $
Income
     Sales                                       19,174,407     17,978,480      19,744,204     18,103,380     17,978,480
     Royalties                                       80,713        103,000          80,713              0        103,000
                                               ---------------------------------------------------------------------------
     Total Revenue (Note 5)                      19,255,120     18,081,480      19,824,917     18,103,380     18,081,480

     Interest                                       635,227        664,835         635,215        463,000        664,835
     Bad Debts Recovered                                113                            113
     Other Income                                    (1,538)         5,263          (1,538)             0          5,263
                                               ---------------------------------------------------------------------------
     Total Operating Income                      19,888,922     18,751,578      20,458,707     18,566,380     18,751,578
                                               ---------------------------------------------------------------------------
Net Surplus Before Tax                              846,248        839,510       1,127,090        414,555        859,578
----------------------

After Charging
--------------

Audit Fees                                           16,000          9,500          12,500         12,000          9,500
Depreciation                                        203,175        165,893         203,175        305,443        165,893
Amortisation of Development Costs                    84,566        146,329          84,566              0        146,329
Amortisation of Set Up Costs                         70,091              0               0              0              0
Patent Costs Written Off                                  0              0               0              0              0
Bad Debts                                            43,272          5,647          43,272         20,000          5,647
Doubtful Debts                                            0              0               0              0              0
Equipment Donation to University of Auckland      1,442,748        780,665       1,442,748        828,532        780,665
Directors Fees                                            0              0               0              0              0
Foreign Exchange Fluctuations                       143,484          1,131         134,615              0          1,131
Interest Expense                                    180,952        202,502         180,952              0        202,502
Operating Lease Costs                                24,682              0          24,682              0              0
Rent - Buildings                                    152,274              0         152,274         70,000          4,547
Share of Associate Company (Deficit)/Surplus           (423)       (30,787)           (423)             0        (30,787)
                                               ---------------------------------------------------------------------------
Net Surplus After Tax                               846,248        839,510       1,127,090        414,555        859,578
---------------------
Retained Earnings 1 January 1997                  1,201,675        362,165       1,221,743      1,326,348        362,165
                                               ---------------------------------------------------------------------------
Retained Earnings 31 December 1997                2,047,923      1,201,675       2,348,833      1,740,903      1,221,743
                                               ---------------------------------------------------------------------------




The notes on Pages 9 to 15 form an integral part of these accounts.

                       COMPREHENSIVE PREFERRED AMENDMENT
                         TO PREFERRED ESCROW AGREEMENT

                    Account Number ________________________



This document is intended to amend the Preferred Escrow Agreement (the "Agreement") among the undersigned parties, as follows:

     Section 1.6 is replaced with the following:

DSI shall perform a Level One verification of the deposit materials upon the initial deposit and for each update. A verification determines, in different levels of detail, the accuracy, completeness, sufficiency and quality of the deposit materials. A Level One verification is defined as follows: DSI will cause a technically qualified DSI employee to evaluate the deposit materials in order to identify (a) the hardware and software configurations reasonably necessary to maintain the deposit materials, (b) the hardware and software configurations reasonably necessary to compile the deposit materials, and (c) the compilation instructions. DSI will then prepare and deliver to Depositor and Preferred Beneficiary a report describing the information so identified. It shall be the responsibility of the Depositor, and not DSI, to assure that the deposit materials contain the information required in the license agreement.

Preferred Beneficiary shall have the right, at Preferred Beneficiary's expense, to cause higher levels of verification of any deposit materials. If a verification is elected after the deposit materials have been delivered to DSI, then only DSI, or at DSI's election an independent person or company selected and supervised by DSI, may perform the verification.

     Section 1.7 is modified to add the following:

DSI shall notify Depositor in writing semi-annually of Depositor's obligation to make updated deposits. Within 30 days of receipt of each such notice, Depositor shall certify in writing to DSI that (a) it has made the updated deposits as required in the immediately preceding paragraph; or (b) there has not been a release of a new version of the product since the last deposit. After the 30 days, DSI shall notify Preferred Beneficiary that DSI has received a) an updated deposit from Depositor, b) a statement from Depositor advising there has not been a release of a new version of the product since the last deposit, or c) no response from Depositor.

Except as specifically provided above, the Agreement shall remain in full force and effect without modification.

AUCKLAND UNISERVICES LIMITED                   Pacific Title/Mirage, Inc.
-------------------------------                ---------------------------------
Depositor                                      Preferred Beneficiary

By:  John A. Kernohan                          By: Michael Rosenblatt
   ----------------------------                   ------------------------------
Name: JOHN A KERNOHAN                          Name: Michael Rosenblatt
     --------------------------                     ----------------------------
Title: CHIEF EXECUTIVE OFFICER                 Title: Co-President
      -------------------------                      ---------------------------
Date: JUNE 12, 1998.                           Date:    6/12/98
     --------------------------                      ---------------------------


                      Data Securities International, Inc.

                      By: /s/ John V. Borovka
                         ---------------------------------
                      Name:   John V. Borovka
                           -------------------------------
                      Title: VP SALES MARKETING
                            ------------------------------
                      Date:   6-12-98
                            ------------------------------

THIS LETTER IS TO BE TYPED ON THE LETTERHEAD OF UNISERVICES
-----------------------------------------------------------

(Insert date here)


Mr. Michael S. Rosenblatt
Co-President
Pacific Title/Mirage, Inc.
(Insert remainder of address here)


            Subject: UniServices - Pacific Title/Mirage Agreement effective November 1, 1997


Dear Michael:

     This letter is a side-letter to the Technologies License, Development, Consulting and Collaboration Agreement ("Agreement") between Auckland UniServices Limited ("UniServices") and Pacific Title/Mirage, Inc. ("Pacific") effective November 1, 1997. This letter acknowledges the parties' side-agreement that, as of the date of this letter, Pacific has paid certain moneys and has agreed to soon pay other moneys pursuant to the Agreement.

     More specifically, Pacific has already paid Development Fees (as defined in Section 4.5 of the Agreement) for five months November 1, 1997 to March 1, 1998, totaling $62,500, and has already paid certain expenses relating to Consulting Services (as defined in Section 4.4 of the Agreement) up to April___, 1998, totaling ____.

     In addition, as soon as the Agreement has been executed by both parties, Pacific has agreed to pay the installments of the Basic Fee (as defined in Section 3.1 of the Agreement), the installments of the Development Fee (as defined in Section 4.5 of the Agreement) and the expenses relating to Consulting Services (as defined in Section 4.4 of the Agreement), all as identified below. The following is an accounting of the moneys to be paid as soon as the Agreement has been executed by both parties:

     Installments of Basic Fee: $87,500 due upon signing the Agreement, $87,500
     -------------------------
     due January 31, 1998, and $87,500 due April 30, 1998, totaling $262,500.
                                                                    --------

     Installments of Development Fee: $12,500 due April 1, 1998, $12,500 due
     -------------------------------
     May 1, 1998, and $12,500 due June 1, 1998, totaling $37,500.
                                                         -------

     Expenses relating to Consulting Services:  $_________ for the time period
     ----------------------------------------
     __________ (insert dates here).

     Future payments of moneys in U.S. dollars will continue in accordance with the terms of the Agreement.

     To confirm the accuracy of the information in this side-letter, please sign two copies of this letter. Please retain one signed copy for your file, and return the other signed copy to me for my file.

     If you have any questions, please feel free to contact me.

                                        Very truly yours,


                                        /s/ John A. Kernohan
                                        -----------------------------
                                        John A. Kernohan, Ph.D.

Agreed and accepted by:

Pacific Title/Mirage, Inc.

/s/ Dr. Ivan Gulas
-----------------------------
Printed name: DR. IVAN GULAS
Corporate title: Co-President Pacific Title/Mirage, Inc.
Date: 5/24/1998
     ------------------------

                    [LETTERHEAD OF NIXON & VANDERHYE P.C.]

                                 May 20, 1998

Mr. John Borovka
Data Securities International, Inc.

               Subject:  Confidentiality Agreement regarding the
                         UniServices - Pacific Title/Mirage Agreement of November 1, 1997

Dear Mr. Borovka:

     This letter memorializes your company's agreement to maintain the confidentiality of the Technologies License, Development, Consulting and Collaboration Agreement ("Agreement") between Auckland UniServices Limited ("UniServices") and Pacific Title/Mirage, Inc. ("Pacific") effective November 1, 1997, and to not disclose the Agreement or any of its terms to any outside parties or individuals without the express written permission of both UniServices and Pacific. As you know, the Agreement will be part of the Preferred Escrow Agreement concerning these same parties and your company.

     To confirm this confidentiality undertaking in writing, please sign three copies of this letter. Please retain one signed copy for your file and return the other two signed copies to me so that I can give a signed copy to UniServices and a signed copy to Pacific.

     If you have any questions, please feel free to contact me.

                                             Very truly yours,

                                             NIXON & VANDERHYE P.C.


                                             /s/ Duane M. Byers
                                             ------------------
                                             Duane M. Byers



Agreed and accepted by:

Data Securities International, Inc.



/s/ John V. Borovka
---------------------------------------
Printed name: JOHN V. BOROVKA
Corporate title:  VP SALES & MARKETING
Date:             5-21-98